                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                CSX CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                CSX CORPORATION
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                                                                     CSX
                                                                     CORPORATION

                                        March 14, 1996

Dear CSX Shareholder:

     You are cordially invited to attend our Annual Meeting of Shareholders on Thursday, April 25, 1996, at 10:00 a.m. (EDT), at The Greenbrier, White Sulphur Springs, West Virginia. Your Board of Directors and management look forward to greeting those shareholders able to attend.

     The proposals to be acted upon at the Meeting include the election of twelve directors, appointment of independent auditors, the approval of an amended 1991 Stock Purchase and Loan Plan, and the approval of an amendment to the 1987 Long-Term Performance Stock Plan. The Board of Directors believes that these proposals are in the best interest of the Company and its shareholders and recommends a vote for each of the proposals.

     If you plan to attend the meeting, please complete and mail the form included in the brochure containing information about the meeting and The Greenbrier. An admission card will be sent to you about two weeks prior to the meeting date.

     Whether or not you are able to attend the meeting, it is important that your shares be represented, no matter how many shares you own. Therefore, you are urged to mark, sign, date and mail your proxy promptly in the envelope provided.


                                        /s/ John W. Snow

                                        John W. Snow
                                        Chairman of the Board,
                                        President and Chief Executive Officer

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                                              Richmond, Virginia
                                              March 14, 1996


To Our Shareholders:

     The Annual Meeting of Shareholders of CSX Corporation will be held at The Greenbrier, White Sulphur Springs, West Virginia, on Thursday, April 25, 1996, at 10:00 a.m. (EDT), for the purpose of considering and acting upon the following matters:

     1.  ELECTION OF TWELVE DIRECTORS;
     2. APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR 1996;
     3.  APPROVAL OF AMENDED AND RESTATED 1991 STOCK PURCHASE AND LOAN PLAN;
     4.  APPROVAL OF AMENDMENT OF THE 1987 LONG-TERM PERFORMANCE STOCK PLAN; AND
     5.  SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

     The above matters are described in the Proxy Statement. You are urged, after reading the Proxy Statement, to mark, sign, date and return the Proxy to assure that your shares are represented at the meeting.

     Only shareholders of record at the close of business on February 23, 1996, will be entitled to vote at the meeting, either in person or by proxy. This Proxy Statement is being mailed to those shareholders on or about March 14, 1996.

                                              BY ORDER OF THE BOARD OF DIRECTORS


                                              /s/ Alan A. Rudnick

                                              Alan A. Rudnick
                                              Vice President - General Counsel
                                              and Corporate Secretary

                                PROXY STATEMENT

GENERAL INFORMATION

     The enclosed Proxy is solicited by the Board of Directors of CSX Corporation ("CSX" or the "Company"). A Proxy may be revoked by a shareholder at any time before it is voted by notice in writing delivered to the Corporate Secretary, by submission of another proxy bearing a later date, or by voting in person at the Annual Meeting.

     CSX is the parent of CSX Transportation, Inc. ("CSXT"); Sea-Land Service, Inc. ("Sea-Land"); American Commercial Lines, Inc.; CSX Intermodal, Inc.; Customized Transportation, Inc.; and The Greenbrier Resort Management Company. The address of CSX's principal executive offices is One James Center, 901 East Cary Street, Richmond, Virginia 23219-4031.

SHARES OUTSTANDING AND VOTING RIGHTS

     As of February 23, 1996, CSX had outstanding 211,376,803 shares of common stock entitled to one vote per share. A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business. Only shareholders of record at the close of business on February 23, 1996, will be entitled to vote. CSX is not aware of any matters to come before the meeting other than those set forth in the accompanying Notice and this Proxy Statement.

1.  ELECTION OF DIRECTORS

     Twelve directors are to be elected to hold office until the next Annual Meeting of Shareholders is held and their successors are elected, except that the term of any director who is also a CSX officer ends if he or she ceases to be an employee of the Company. Votes will be cast, unless otherwise specified, for the election of those named below. If, at the time of the meeting, any nominee should be unable to serve as a director, such votes will be cast for such substitute nominee as may be nominated by the Board of Directors. All of the nominees listed were previously elected directors by the shareholders.

     As of the date of this Proxy Statement, the Board of Directors has no reason to believe that any of the nominees named will be unable or unwilling to serve. There are no family relationships among any of these nominees or among any of these nominees and any officer, nor any arrangement or understanding between any nominee and any other person pursuant to which the nominee was selected.

     In the election of directors, those receiving the greatest number of votes shall be elected, even if such votes do not constitute a majority. Certain information regarding each nominee follows. Each nominee has consented to being named in the Proxy Statement and to serve if elected.

[PHOTO HERE]

ELIZABETH E. BAILEY, 57, is the John C. Hower Professor of Public Policy and Management, The Wharton School of the University of Pennsylvania. Prior to July 1991, she was Visiting Research Scholar, Yale School of Organization and Management, and Professor, Graduate School of Industrial Administration, Carnegie Mellon University. She is a director of Honeywell, Inc.; Philip Morris Companies, Inc.; and National Westminster Bancorp, Inc. Dr. Bailey has been a director of CSX since November 1989 and is a member of the Board's Audit Committee and Pension Committee.

[PHOTO HERE]

ROBERT L. BURRUS, JR., 61, is a partner in and Chairman of McGuire, Woods, Battle & Boothe, a law firm. Mr. Burrus is a director of Concepts Direct, Inc.; Heilig-Meyers Company; O'Sullivan Corporation; and S&K Famous Brands, Inc. Mr. Burrus has been a director of CSX since April 1993 and is a member of the Board's Organization and Corporate Responsibility Committee and Pension Committee.

[PHOTO HERE]

BRUCE C. GOTTWALD, 62, is Chairman and Chief Executive Officer of Ethyl Corporation, a worldwide producer of petroleum additives. He is a director of Albemarle Corporation; First Colony Corporation; First Colony Life Insurance Co.; James River Corporation; and Tredegar Industries, Inc. Mr. Gottwald has been a director of CSX since April 1988 and is a member of the Board's Organization and Corporate Responsibility Committee and Pension Committee.

[PHOTO HERE]

JOHN R. HALL, 63, is Chairman and Chief Executive Officer of Ashland Inc., a diversified energy company with operations in petroleum refining and marketing, chemicals, highway construction, oil and gas exploration and coal. He is a director of Banc One Corporation; The Canada Life Assurance Company; Humana Inc.; Reynolds Metals Company; and UCAR International Inc. Mr. Hall has been a director of CSX since May 1994 and is a member of the Board's Audit Committee.

[PHOTO HERE]

ROBERT D. KUNISCH, 54, is Chairman, President and Chief Executive Officer of PHH Corporation, a provider of value-added business services, including vehicle management services and real estate services and mortgage banking services. He is a director of Mercantile Bankshares Corporation and GenCorp. Mr. Kunisch has been a director of CSX since October 1990 and is Chairman of the Board's Compensation Committee and a member of the Executive Committee.


[PHOTO HERE]

HUGH L. MCCOLL, JR., 60, is Chairman and Chief Executive Officer of NationsBank Corporation, a bank holding company. Previously, Mr. McColl was Chairman and Chief Executive Officer of NCNB Corporation, a bank holding company and a predecessor of NationsBank Corporation. He is a director of Jefferson-Pilot Corporation; Jefferson-Pilot Life Insurance Company; Ruddick Corporation; and Sonoco Products Co. Mr. McColl has been a director of CSX since February 1992 and is a member of the Board's Audit Committee and Pension Committee.

[PHOTO HERE]

JAMES W. MCGLOTHLIN, 55, is Chairman and Chief Executive Officer of The United Company, a diversified energy company. He is a director of Bassett Furniture Industries, Inc. He has been a director of CSX since November 1989 and is Chairman of the Board's Organization and Corporate Responsibility Committee and a member of the Executive Committee.


[PHOTO HERE]

SOUTHWOOD J. MORCOTT, 57, is Chairman and Chief Executive Officer of Dana Corporation, a manufacturer of automotive and truck parts and provider of commercial credit. Previously, Mr. Morcott was Chairman, President and Chief Executive Officer of Dana Corporation. He is a director of Johnson Controls, Inc., and Phelps Dodge Corporation. Mr. Morcott has been a director of CSX since July 1990 and is Chairman of the Board's Pension Committee and a member of the Audit Committee and the Executive Committee.


[PHOTO HERE]

CHARLES E. RICE, 60, is Chairman and Chief Executive Officer of Barnett Banks, Inc., a bank holding company. He is a director of Sprint Corporation. Mr. Rice has been a director of CSX since April 1990 and is Chairman of the Board's Audit Committee and a member of the Compensation Committee and the Executive Committee.


[PHOTO HERE]

WILLIAM C. RICHARDSON, 55, has been President and Chief Executive Officer of the W.K. Kellogg Foundation, a major philanthropic institution, since 1995. Previously, he was President of The Johns Hopkins University. He is a director of Mercantile Bankshares Corporation and Mercantile Safe Deposit & Trust Company. Dr. Richardson has been a director of CSX since December 1992 and is a member of the Board's Compensation Committee.

[PHOTO HERE]

FRANK S. ROYAL, M.D., 56, is a physician in private practice in Richmond, Va., and a health care expert. He is a director of Columbia/HCA Healthcare Corporation; Crestar Financial Corporation; Chesapeake Corporation; and Dominion Resources, Inc. Dr. Royal has been a director of CSX since January 1994 and is a member of the Board's Compensation Committee.


[PHOTO HERE]

JOHN W. SNOW, 56, is Chairman of the Board, President and Chief Executive Officer of CSX. Mr. Snow is a director of NationsBank Corporation; Bassett Furniture Industries, Inc.; Textron, Inc.; and USX Corporation. Mr. Snow has been a director of CSX since April 1988 and is Chairman of the Board's Executive Committee.

     During 1995, there were seven meetings of the Board of Directors of CSX. Each director of the Company, other than those identified below, attended more than 75 percent of the meetings of the Board of Directors and committees on which he or she served during the period he or she was a director. Mr. McColl attended eight of the 12 meetings of the Board, Audit Committee and Pension Committee held during 1995. Mr. Edward L. Addison, an incumbent director who is not standing for reelection, and who is a member of the Compensation Committee and the Organization and Corporate Responsibility Committee, attended 12 of the 17 meetings of the Board, the Compensation Committee and the Organization and Corporate Responsibility Committee held during 1995.

CORPORATE GOVERNANCE

     The CSX Board of Directors is committed to governance principles and practices which permit the Board to fulfill its fiduciary duties to shareholders and to the Company. Much of the Board's work is conducted through committees as described below. The role and jurisdicition of each committee is carefully articulated, and the appropriateness of the committee structure is reviewed regularly. The Board has established and maintains qualification guidelines for candidates for director. Reviews of each director's performance and continuing qualification for Board membership and the Board's performance as a working group are conducted on a regular basis.

COMMITTEES OF THE BOARD

     CSX's Board of Directors has the following committees to assist it in the discharge of its responsibilities. The biographical information in the section entitled "Election of Directors" includes committee memberships currently held by each nominee.

     The Audit Committee's basic functions are to approve and to recommend to the shareholders management's selection of independent auditors and to satisfy itself on behalf of the Board that the Company's internal control structure, policies, procedures and external and internal auditing activities assure reliable and informative accounting and financial reporting. Specifically, the Committee, through meetings with management, the auditors, or both, reviews the scope of the auditors' examination, audit reports and CSX's internal auditing procedures, reviews and monitors policies established to prohibit unethical, questionable or illegal activities by those associated with CSX, and reviews the compensation paid to the auditors for annual audit and non-audit services and the effect of such compensation and services on the independence of the auditors. The Audit Committee has five members, none of whom is a Company employee. It held three meetings in 1995.

     The primary functions of the Compensation Committee are to establish the Company's compensation philosophy and to review and approve compensation and compensation plans, including certain fringe benefits, for employees at certain organizational levels (as determined by this Committee from time to time), to establish performance objectives for certain executives, and to certify the attainment of those objectives in connection with the payment of performance-based compensation within the meaning of Internal Revenue Code Section 162(m). In addition, it monitors the administration of certain executive compensation and benefit programs. The Compensation Committee has five members, none of whom is a Company employee and all of whom are "outside directors" within the meaning of regulations promulgated pursuant to Internal Revenue Code Section 162(m). It held four meetings in 1995.

     The Pension Committee monitors funding and administration of certain tax-qualified benefit plans of the Company. The Committee recommends amendments to certain tax-qualified plans to the Board. The Pension Committee has five members and held two meetings in 1995.

     The Executive Committee meets only on call and has authority to act for the Board on most matters during the intervals between Board meetings. The Executive Committee has five members. It held no meetings in 1995.

     The Organization and Corporate Responsibility Committee of the Board recommends candidates for election to the Board and also reviews and recommends changes in board composition, committee structure, director qualification, and director compensation and retirement. This Committee also conducts regular evaluations of director performance and of the effectiveness of the Board as a working group. In fulfilling this responsibility, the Committee will review recommendations as to possible nominees received from shareholders and other qualified sources. Shareholder recommendations must be in writing addressed to the Chairman of the Organization and Corporate Responsibility Committee, c/o Corporate Secretary, CSX Corporation, One James Center, 901 East Cary Street, Richmond, Virginia 23219-4031 and should include a statement setting forth the qualifications and experience of the proposed candidate and basis for nomination. This Committee also reviews changes in corporate structure, succession in top management and other internal matters of broad corporate significance. In addition, this Committee reviews CSX's relationship to the broader social environment in which CSX operates and legal aspects of CSX's operations, including litigation, legislation and other governmental actions that could affect CSX. The Committee has five members, none of whom is a Company employee. It held six meetings in 1995.

DIRECTORS' COMPENSATION

     For services rendered during a year, non-employee directors receive a retainer fee of $35,000 per year, a portion of which is paid in CSX stock as described below. Chairmen of Board committees receive an additional annual retainer fee of $5,000. Retainers are prorated for service of less than a full year. Each non-employee director also receives $1,000 for each Board and committee meeting attended and is reimbursed for expenses incurred in connection with services as a director.

     CSX directors must participate in the CSX Stock Plan for Directors (the "Stock Plan"). Pursuant to the Stock Plan, directors are paid not less than 40 percent of their annual retainer in CSX common stock. In addition, directors can annually elect to increase the Designated Percentage up to as much as 100 percent of the remaining portion of their annual retainer and meeting fees in stock. Payments made in stock pursuant to the Stock Plan also can be deferred for income tax purposes into a trust established for that purpose.

     Non-employee directors who have served on the Board of CSX or a predecessor company for 10 years or more, or whose years of service plus their age total at least 75, will receive for life, upon retirement, an annual payment equal to one-half of the total compensation received during the last year of service on the Board pursuant to the Special Retirement Plan for CSX Directors (the "Retirement Plan"). If a director has served less than 10 years, or if his or her years of service plus age do not total at least 75, payments computed in the same manner will be paid upon retirement for a period equal to the number of years of service on the Board.

     A director may elect to participate in a Corporate Director Deferred Compensation Plan (the "Deferred Compensation Plan"), under which he or she can defer all or a portion of cash compensation paid by CSX until he or she ceases to be a director and has attained age 65, after which he or she will be paid in installments over a period not to exceed 15 years. The Deferred Compensation Plan also provides for payment to a designated beneficiary in the event of death prior to receipt of the full amount due. Amounts so deferred may be designated by the director to be credited to an Interest Account, a CSX Phantom Stock Account, or a combination of both. The Interest Account accrues interest, compounded quarterly, at rates that are reviewed and adjusted from time to time. An Enhanced Interest Account, to which deferrals could be directed in 1986, 1987, 1989 and 1990, accrues interest at a higher than market rate compounded annually. The rate may be adjusted from time to time. Participants in the Enhanced Interest Account also are covered by an additional $10,000 death benefit. The balances in the Phantom Stock Accounts represent cash balances equal to the value of such CSX stock, including reinvested dividends, which would have been in the account had the deferred cash compensation actually been used to purchase CSX stock. Messrs. Addison and Morcott and Dr. Royal have directed deferred compensation to be invested in the Phantom Stock Account where the cash balances accumulated as of December 29, 1995, represent the equivalent, respectively, of 1,385 shares, 816 shares and 168 shares of CSX stock.

     The Retirement Plan and the Deferred Compensation Plan provide that if the Board determines that a change of control of CSX has occurred, as defined in the plans, plan participants may elect to receive, within seven days of such determination, a lump sum cash payment equal to the present value of accrued benefits in the case of the Retirement Plan or a lump sum cash payment equal to the balance credited to directors' accounts in the case of the Deferred Compensation Plan. The Stock Plan provides that upon a change of control, shares whose receipt was deferred and held in trust will be distributed. With respect to the Deferred Compensation Plan, deferred compensation under the Stock Plan, and the Retirement Plan, directors may elect, within a specified period of time prior to any change of control event, to continue participation in the plans as if a change of control had not occurred. Once such an election has been made and a change of control occurs, the election can be revoked, subject to a 5 percent penalty on distribution.

     CSX directors participate in the CSX Directors' Charitable Gift Plan ("Gift Plan"). Participation in the Gift Plan begins when an individual has completed five consecutive years of service as a CSX director. Under the Gift Plan, the Company will make, on behalf of each participant, contributions totaling $1 million to charitable institutions designated by that participant. Contributions to designated charities are made in installments, with $100,000 payable upon the director's retirement and the balance payable in installments of $100,000 per year, commencing at the time of the participant's death. The Company funds the charitable contributions through company-owned life insurance on the lives of certain participants. Premiums on the life insurance policies are paid by the Company. The directors who, as of the date of this Proxy Statement, have completed five years of consecutive service and thus are eligible to participate in the Gift Plan are Mr. Addison, Dr. Bailey and Messrs. Gottwald, Kunisch, McGlothlin, Morcott, Rice, and Snow.

     In 1995, the Company made available to directors personal excess liability insurance, an "umbrella" policy. Messrs. Addison, Hall, Kunisch, McColl, Morcott and Rice and Drs. Richardson and Royal all enrolled for coverage for which imputed income of $1,231 was realized by each participating director.

     In 1995, in recognition that the Retirement Plan and the Deferred Compensation Plan are non-qualified benefit plans and are unfunded obligations of CSX, CSX reimbursed directors for the premium cost of an individual insurance policy. The policy, named "Executive Edge Deferred Income Insurance" ("EDII"), provides security against repudiation of benefit payments. The policy would not, however, make payments in the event that CSX fails to meet its obligations due to bankruptcy. The insurance policy is owned by the director and has a five-year term, renewable each year for an additional year of coverage. CSX also has paid the directors for the federal, state and Medicare taxes incurred as a result of the premium reimbursement. Total amounts reimbursed to each director for EDII as described were as follows: Mr. Addison - $23,743; Dr. Bailey -$5,315;
Mr. Burrus -$1,955; Mr. Gottwald - $15,290; Mr. Hall - $837; Mr. Kunisch- $9,492; Mr. McColl -$2,597; Mr. McGlothlin - $13,751; Mr. Morcott -$7,935;
Mr. Rice -$11,805; Dr. Richardson - $6,267; and Dr. Royal - $2,330.

     Directors also can participate in a CSX Directors' Matching Gift Program. Directors' contributions to colleges and universities and to certain organizations providing support to such institutions are matched on a one-to-one basis, up to $5,000 per year, per institution. The maximum amount that can be matched in any year is $25,000 per director. Directors who participated in the Matching Gift Program during 1995 and the amounts matched by the Company for contributions made by these directors in 1995 are as follows: Dr. Bailey - $750; Mr. Burrus - $7,619; Mr. Hall - $18,383; Mr. Kunisch - $2,500; Mr. McColl - $25,000; Mr. Morcott - $5,714; Mr. Rice - $10,000; Dr. Richardson - $500; Dr.
Royal - $10,000; and Mr. Snow - $2,500.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Hugh L. McColl, Jr., a director of the Company, is Chairman and Chief Executive Officer of NationsBank Corporation. The Company has a $100 million credit facility with an affiliate of NationsBank Corporation. In addition, in connection with relocation of certain employees of Sea-Land, NationsBank has provided bridge financing for employee home purchases that will be guaranteed by Sea-Land in a total amount not to exceed $10 million. As part of the relocation program, NationsBank provided mortgage loans to relocated Sea-Land employees, and, in connection with the program, Sea-Land paid $166,000 in loan fees to NationsBank. NationsBank also participated in a syndicated credit facility to a joint venture in which a subsidiary of the Company is a party. NationsBank's portion of this facility is $40 million.

     Charles E. Rice, a director of the Company, is Chairman and Chief Executive Officer of Barnett Banks, Inc. The Company has a $20 million credit facility with an affiliate of Barnett Banks, Inc. In addition, in January 1992 an affiliate of Barnett Banks, Inc., purchased the stock of CSX Commercial Services, Inc., from the Company for approximately $7.5 million in cash, subject to subsequent balance sheet adjustments. CSX Commercial Services, Inc., which after its sale was renamed BTI Services, Inc., is headquartered in Jacksonville, Fla., and is engaged in the business of servicing student loans. The Company agreed, as part of the sale, to indemnify the Barnett affiliate against certain contingent liabilities.

     In 1987, prior to the time of James W. McGlothlin's election as a director of CSX, The United Company, of which Mr. McGlothlin is Chairman and Chief Executive Officer, purchased from a wholly owned subsidiary of the Company a used Gulfstream aircraft at a cost of $6 million, with a down payment in the amount of $1.2 million and an additional $800,000 that was paid upon delivery. The balance of $4 million, in the form of a promissory note bearing interest at the prime rate set by NationsBank of North Carolina, N.A., was payable in 10 consecutive annual installments beginning December 31, 1988. As of December 29, 1995, the total outstanding indebtedness was $800,000.

     Robert L. Burrus, Jr., a director of the Company, is a partner in and Chairman of McGuire, Woods, Battle & Boothe, a law firm which regularly provides legal services to the Company and its subsidiaries.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Alvin R. Carpenter, President and Chief Executive Officer of CSXT, is an executive officer of CSX for proxy reporting purposes. Mr. Carpenter is a director of Barnett Banks, Inc. Charles E. Rice, a director of the Company and a member of the Compensation Committee, is the Chairman and Chief Executive Officer of Barnett Banks, Inc.

CONTRACTUAL OBLIGATIONS

     To ensure that the Company will have the continued dedicated service of certain executives notwithstanding the possibility, threat or occurrence of changes in control, the Company has entered into change of control employment agreements with certain executives, including those named in the Summary Compensation Table. The agreements generally provide that if the executive is terminated other than for cause within three years after a change of control of the Company, or if the executive terminates his employment for good reason within such three-year period or voluntarily during the 30-day period following the first anniversary of the change of control, the executive is entitled to receive "severance benefits." Severance benefits include a lump sum severance payment equal to three times the sum of his base salary and highest annual bonus, together with certain other payments and benefits, including continuation of employee welfare benefits and an additional payment to compensate the executive for certain excise taxes imposed on certain change of control payments.

     In change of control transactions subject to regulatory review by the Surface Transportation Board, or any successor regulatory body, the agreements generally provide somewhat different treatment. During the period of regulatory review, the executive would only be entitled to severance benefits if he is constructively terminated by the Company. If a transaction were to receive regulatory approval, then the executive generally would be entitled to severance benefits if he is terminated other than for cause within one year after the regulatory approval or if the executive terminates his employment for good reason within such one-year period or voluntarily during the 30-day period following the first anniversary of the regulatory approval.

     In February 1994, the Company entered into an incentive agreement with Mr. Snow awarding him 1,000,000 (as adjusted for the stock split described in Note 1 of Security Ownership of Certain Beneficial Owners, Directors, and Executive Officers on page 9) non-qualified employee stock options with an exercise price of $44.9375 per share, the fair market value as of the date of the grant. The options are subject to vesting and sale restrictions and are conditioned upon the Company's common stock achieving certain threshold levels ranging from $50 to $60 per share. The options may be forfeited in whole or in part at the time of termination of employment.

     In April 1990, the Company entered into a Special Stock Award Agreement with Mr. Carpenter. Under the terms of the Agreement, 20,000 shares of CSX common stock were awarded, conditioned on continued employment, to Mr. Carpenter, one-half of the shares issued on the fifth anniversary, and the balance (which will be adjusted for the December 1995 stock split) to be issued on the 10th anniversary of the Agreement. In April 1995, 10,000 shares were issued to Mr. Carpenter pursuant to that Agreement. To assist Mr. Carpenter in paying the income tax obligations associated with the award in April 1995, CSX made an interest free loan to Mr. Carpenter of $377,200 which is expected to be outstanding for a total of approximately 12 months. Upon repayment, CSX will provide Mr. Carpenter with a payment to compensate him for income taxes associated with the interest free character of the loan.

     In February 1994, the Company entered into a Special Stock Award Agreement with Mr. John P. Clancey pursuant to which 10,000 (20,000 following the December 1995 stock split) shares of CSX common stock were awarded, conditioned on continued employment, with one-half of the shares to be issued on the fifth anniversary of the Agreement, and the balance to be issued on the 10th anniversary of the Agreement.

     In the case of the Special Stock Award Agreements with both Messrs. Carpenter and Clancey, the value of all dividends declared and payable during the period between award and issuance will be paid at the time the share awards are payable. In the event of certain changes of control, the awards under the agreements with Messrs. Snow, Carpenter and Clancey will be accelerated and the recipients will be entitled to compensation for certain excise taxes imposed on certain change of control payments.

COMPLIANCE WITH EXCHANGE ACT FILING REQUIREMENTS

     The Securities Exchange Act of 1934 requires the Company's executive officers and directors, and any persons owning more than 10 percent of a class of the Company's stock, to file certain reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC").

     Based solely on its review of the copies of Forms 3, 4 and 5 received by it, the Company believes that the Company's executive officers and directors complied with the SEC's requirements with respect to transactions during the last fiscal year.

                        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS, AND EXECUTIVE OFFICERS

                                                                  Amount and Nature of Beneficial Ownership

                                                                                    Shares for which
                                                            Stock                      Beneficial
                                                           Purchase      Other        Ownership can                  Percent
                                                             and         Shares        be Acquired       Total         of
                        Name of                           Loan Plan   Beneficially    within 60 Days    Beneficial    Class
Title of Class          Beneficial Owner (Note 1)          (Note 2)      Owned           (Note 3)       Ownership    (Note 4)
-----------------------------------------------------------------------------------------------------------------------------
CSX Corp.               Edward L. Addison (Note 5)            N/A         5,813              N/A            5,813       *
Common Stock            Elizabeth E. Bailey                   N/A         4,421              N/A            4,421       *
$1 Par Value            Robert L. Burrus, Jr.                 N/A         2,960              N/A            2,960       *
                        Bruce C. Gottwald                     N/A        14,004              N/A           14,004       *
                        John R. Hall                          N/A         3,325              N/A            3,325       *
                        Robert D. Kunisch                     N/A         5,010              N/A            5,010       *
                        Hugh L. McColl, Jr.                   N/A         3,421              N/A            3,421       *
                        James W. McGlothlin (Note 6)          N/A       219,907              N/A          219,907       *
                        Southwood J. Morcott                  N/A         4,492              N/A            4,492       *
                        Charles E. Rice                       N/A         6,414              N/A            6,414       *
                        William C. Richardson                 N/A         1,205              N/A            1,205       *
                        Frank S. Royal                        N/A         2,235              N/A            2,235       *

                        John W. Snow                      263,920       362,233        1,018,408        1,644,561       *
                        Alvin  R. Carpenter               104,414       167,198          128,000          399,612       *
                        John P. Clancey                    81,740        85,319           93,200          260,259       *
                        Gerald L. Nichols                  46,890        99,698           79,402          225,990       *
                        Paul R. Goodwin                    63,162        81,084          161,276          305,522       *

                        Executive officers as a
                        group (19 persons, including
                        those named above) and
                        all directors                   1,107,402     1,793,134        2,814,203        5,714,739    2.6%

                        FMR Corp. (Note 7)
                        82 Devonshire Street
                        Boston, MA 02109                      N/A    31,867,340              N/A       31,867,340   14.4%

Notes to Security Ownership of Certain Beneficial Owners, Directors, and
------------------------------------------------------------------------
Executive Officers
------------------

Note 1 Except as otherwise noted, the persons listed have sole voting power as to all shares listed, including shares held in trust under certain deferred compensation plans, and have investment power, except with respect to all shares held in trust under deferred compensation plans, investment of which is governed by the terms of the trust. Ownership information is as of March 6, 1996. A two-for-one split of CSX common stock occurred for shareholders of record on December 4, 1995, effective December 21, 1995. Shareholdings reflect the results of the stock split.

Note 2 This column reflects grants under the 1991 Stock Purchase and Loan Plan ("SPLP"). There were separate offerings under the SPLP in 1991 and 1992. There have been no awards or stock issuances under the SPLP subsequent to 1992.

        Pursuant to the SPLP, the Board's Compensation Committee, as administrator, granted purchase awards to each participant. Each participant could subscribe to all, a portion, or none of the purchase award offered. Upon subscription to the purchase award, the participant was required to pay to the Company 5 percent of the purchase price of the shares, which could be borrowed from the Company (the "Downpayment Loan"). The participant was required to borrow the remaining balance of 95 percent of the purchase price through a loan from the Company (the "Purchase Loan"). The purchase price for shares purchased pursuant to the SPLP in 1991 was $48.325 per share ($24.1625 following the stock split), and the purchase price for shares issued in 1992 was $64.325 per share ($32.1625 following the stock split). These prices were, for each of the two offerings, the average of the closing price on the New York Stock Exchange for the five business days preceding commencement of the period during which any participant's commitment to purchase had to be made.

        In the case of the 1991 offering, each Purchase Loan has a term of five years, but can be prepaid without penalty after three years. The loans bear interest at the rate of 7.87 percent per annum, compounded semiannually. Purchase Loans for shares offered in July 1992 have terms of four years, but are prepayable without penalty after two years. These loans bear interest at the rate of 6.74 percent per annum, compounded semiannually. At the request of the borrower, the Purchase Loans can be extended one additional year. Purchase Loans are non-recourse to the borrower, and each is secured by all of the shares of stock purchased. Dividends paid on shares held as security under the Purchase Loans are applied against accrued and unpaid interest. The terms of the Downpayment Loans parallel those of the Purchase Loans except that the Downpayment Loans are recourse loans and are secured by shares of CSX stock provided by the borrower. Dividends on the stock held as collateral under Downpayment Loans are paid directly to the borrower.

        Under the terms of the SPLP, as of August 1, 1993, the principal balance and interest under each Purchase Loan was subject to various adjustments as a result of the market price of the common stock having equalled or exceeded certain threshold levels for a period of 10 consecutive business days. These adjustments on the Purchase Loans consisted of forgiveness of the Interest Spread (the difference between accrued interest on the Purchase Loan and any dividends on the shares purchased) and a reduction of 25 percent of the purchase price. The table below reflects Purchase Loan balances both before and after such adjustments. The benefits of the adjustments described are not available to participants who terminated participation in the SPLP prior to August 1, 1994.

        Interest on the Downpayment Loans was forgiven as a result of the market price of the CSX common stock having equalled or exceeded certain threshold levels for a period of 10 consecutive business days after August 1, 1993. The table below reflects Downpayment Loan balances both before and after adjustments are made.

        For Messrs. Snow, Carpenter, Clancey, Nichols, and Goodwin, the number of shares purchased pursuant to the SPLP, the purchase price for those shares, and the aggregate loan balances as of December 29, 1995, both with and without the adjustments described above, are indicated in the following table. Messrs. Snow, Carpenter, Clancey, Nichols and Goodwin all took Downpayment Loans for 5 percent of the purchase price of shares.




                                                              Unadjusted     Unadjusted       Adjusted        Adjusted
                                 Number of                   Purchase Loan   Downpayment    Purchase Loan    Downpayment
                                  Shares        Purchase       Balances     Loan Balances     Balances      Loan Balances
Name                             Purchased       Price       12/29/95/(i)   12/29/95/(ii)  12/29/95/(iii)    12/29/95/(iv)
--------------------------------------------------------------------------------------------------------------------------
John W. Snow                      263,920     $ 6,376,967    $ 7,384,697      $  448,325     $ 4,463,877     $  318,848
Alvin R. Carpenter                104,414       2,704,295      3,082,122         184,579       1,893,007        135,215
John P. Clancey                    81,740       2,253,843      2,533,891         149,933       1,577,690        112,692
Gerald L. Nichols                  46,890       1,132,980      1,312,020          79,653         793,086         56,649
Paul R. Goodwin                    63,162       1,526,152      1,767,324         107,294       1,068,306         76,308

All executive officers as a
group (19 persons, including
those named above)              1,107,402     $27,400,657    $31,555,230      $1,906,718     $19,180,460     $1,370,033

(i) Unadjusted Purchase Loan balances include principal equal to 95 percent of the actual cost of the common stock and accrued interest net of dividends applied.

(ii) Unadjusted Downpayment Loan balances include principal equal to 5 percent of the actual cost of the common stock and accrued interest.

        (iii) Adjusted Purchase Loan balances reflect reduction of the Unadjusted Purchase Loan Balance by the Interest Spread and 25 percent of the Purchase Price, as a result of achievement of the thresholds discussed above.

         (iv) Adjusted Downpayment Loan balances reflect reduction of the Unadjusted Downpayment Loan Balance by the accrued interest on the Downpayment Loan as a result of achievement of the thresholds discussed above.

Note 3 Represents shares under options or stock appreciation rights exercisable within 60 days, based on the market price of CSX common stock on March 6, 1996, which was $45.75.

Note 4 Based on number of shares outstanding of 221,677,742 on March 6, 1996, including 10,283,612 shares deemed outstanding for which beneficial ownership can be acquired within 60 days. An asterisk (*) indicates that ownership is less than 1 percent of class.

Note 5   Mr. Addison will retire as a director on April 25, 1996.

Note 6 Mr. McGlothlin's ownership includes 202,000 shares of common stock as a result of stock holdings by affiliates of Mr. McGlothlin in which he shares voting and investment power.

Note 7 Information reported is derived from a Schedule 13G of FMR Corporation dated February 14, 1996, and filed with the Securities and Exchange Commission. As reported in the Schedule 13G, the person filing the statement has the sole power to vote or to direct the vote of 1,643,524 shares, and has the sole power to dispose or to direct the disposition of 31,867,340 shares.

Executive Compensation

   The individuals named below (the "Named Executives") include the Company's Chief Executive Officer and the other four executive officers of the Company who were the most highly compensated executive officers of the Company as of the end of the fiscal year ending December 29, 1995. Information is provided for the fiscal years ending on December 29, 1995, December 30, 1994, and December 31, 1993.



                                                 SUMMARY COMPENSATION TABLE

                                                                                     Long-Term Compensation
                                                                            -------------------------------------
                                        Annual Compensation                          Awards              Payouts
                                -----------------------------------------   -------------------------    ---------------------
                                                                Other                      Securities
                                                                Annual      Restricted     Underlying      LTIP     All Other
                                                             Compensation     Stock         Options/     Payouts   Compensation
Name and                                          Bonus ($)      ($)        Award(s)($)     SARs (#)       ($)         $
Principal Position              Year     Salary   (Note 1)     (Note 2)      (Note 1)       (Note 3)     (Note 4)   (Note 5)
------------------------------------------------------------------------------------------------------------------------------
John W. Snow                    1995    $895,698  $        0   $488,577     $1,687,500      152,400     $1,786,000  $132,682
Chairman, President             1994     814,590   1,070,304     68,033              0    1,152,400      1,415,000   114,381
& CEO                           1993     746,758     850,894     56,146              0      152,400      1,585,395    98,605

Alvin R. Carpenter              1995     521,872      55,504    242,215        885,008       48,000      1,515,600    25,548
President & CEO,                1994     432,600     464,498        N/A              0       48,000        580,150    22,024
CSXT                            1993     432,475     417,094     63,400              0       48,000        647,280    18,986

John P. Clancey                 1995     409,884     211,600    101,410        264,500       36,000        592,200         0
President & CEO,                1994     359,019     276,675        N/A              0       36,000        480,393         0
Sea-Land                        1993     333,833     254,142        N/A              0       33,200        614,296         0

Gerald L. Nichols               1995     320,824     390,578     94,612              0       28,000        535,800     5,556
Executive Vice
 President                      1994     252,354     218,127       N/A               0       18,000        293,613     4,790
 and COO, CSXT                  1993     252,282     154,937       N/A               0       18,000        361,298     4,129

Paul R. Goodwin                 1995     289,980      36,751    85,956         376,250       28,000        535,800     8,465
Executive Vice President-       1994     252,354     218,127       N/A               0       25,800        445,725     7,298
Finance and CFO                 1993     252,349     219,512       N/A               0       25,800        523,881     6,291

NOTES TO SUMMARY COMPENSATION TABLE
-----------------------------------
Note 1 In 1995, management employees whose annual cash bonuses were paid pursuant to CSX's Management Incentive Compensation Plan or the Senior Management Incentive Compensation Plan were permitted to elect to receive all or a portion of their bonuses in CSX stock. Bonuses paid in stock and deferred for tax purposes included a premium of 25 percent, also paid in stock, but conditioned on a restriction against selling such stock until employment with CSX terminates, but not before a minimum of three years has passed following the stock issuance except in cases of death, disability, or change of control. The amounts shown in the Restricted Stock Award(s) column reflect the cash value of such bonuses paid in stock for Messrs. Snow, Carpenter, and Goodwin, and, for Mr. Clancey, that portion of his bonus he elected to have paid in stock.

        Cash bonuses shown for Messrs. Carpenter, Nichols, and Goodwin in 1995 include payment of a special bonus to management employees of CSXT for achievement and maintenance of an operating ratio of 80 percent or less for an entire year. These special bonuses reflected achievement over a period of years, and they were paid in 1995. The amounts of such bonuses for Messrs. Carpenter, Nichols, and Goodwin, were $55,504, $32,400 and $36,751, respectively.

Note 2 The perquisites or other personal benefits exceeding 25 percent of the total perquisites and other personal benefits afforded to named officers were for the years and in the cases of individuals as follows: (a) During 1995, for Mr. Snow, $421,145 for Executive Edge Deferred Income Insurance; Mr. Carpenter, $110,514 for Executive Edge Deferred Income Insurance and $77,800 for dividend equivalent payments pursuant to his Special Stock Award Agreement (see page 8); Mr. Clancey, $38,599 for club dues; Mr. Nichols, $43,126 for Executive Edge Deferred Income Insurance; Mr. Goodwin, $58,599 for Executive Edge Deferred Income Insurance. Because of increased limitations on the extent to which benefits may be paid from qualified plans, CSX arranged Executive Edge Deferred Income Insurance for payment of unfunded benefit obligations. Executives paid the insurance premiums and were then reimbursed by the Company for premiums and compensation taxes incurred. The amounts so paid are indicated. (b) During 1994, for Mr. Snow, $34,107 for life insurance premiums. (c) During 1993, for Mr. Snow, $31,657 for life insurance premiums; for Mr. Carpenter, $26,290 for club dues.

Note 3 This column represents the number of employee stock options granted. Stock appreciation rights ("SARs") were not granted in 1995, 1994 or 1993.

Note 4 LTIP ("Long-Term Incentive Plan") payouts for 1995 represent the fair market value of $47.00 per share of performance shares awarded pursuant to 1987 Long-Term Performance Stock Plan ("1987 Plan") on February 14, 1996, the date of the award. Tax valuation may differ. (See the Long-Term Incentive Plans --Awards in Last Fiscal Year table on page 14 and
        Note 2 to the Security Ownership Certain Beneficial Owners, Directors, and Executive Officers table on page 10, regarding the SPLP and awards made pursuant to it.) Mr. Carpenter's LTIP payouts for 1995 included $820,000 representing payment of stock pursuant to his Special Stock Award Agreement with CSX. (See description of agreement and distribution on page 8.)

Note 5 Amounts shown are comprised of the above-market portion of earnings on a deferred compensation program available to executives only during 1985, 1986, 1988, and 1989.


                Option/SAR Grants in Last Fiscal Year (Note 1)

                                                                                        Grant Date
                                          Individual Grants                                Value
                  ------------------------------------------------------------------------------------
                  Number of Securities   Percent of Total
                      Underlying       Options/SARs Granted                             Grant Date
                     Options/SARs       to Employees in      Exercise or                   Present
                      Granted (#)        Fiscal Year          Base Price    Expiration      Value
Name                    (Note 2)          (Note 3)            ($/Share)       Date        $ (Note 4)
-------------------------------------------------------------------------------------------------------
John W. Snow              152,400             7.04%              $40.25        4/25/05      $2,040,636
Alvin R. Carpenter         48,000             2.22%               40.25        4/25/05         642,720
John P. Clancey            36,000             1.66%               40.25        4/25/05         482,040
Gerald L. Nichols          28,000             1.29%               40.25        4/25/05         374,920
Paul R. Goodwin            28,000             1.29%               40.25        4/25/05         374,920

Notes to Option/SAR Grants Table
--------------------------------
Note 1  SARs were not granted during 1995.

Note 2 Stock options granted to employees on April 25, 1995, were granted at an exercise price of $80.50 ($40.25 following the stock split), which was the fair market value as of the date of the grant. The options are subject to an exercisability restriction, becoming exercisable in three tranches, each of which equals one-third of the total grant, at such time as the mean daily price of CSX common stock is for 10 consecutive business days at a price per share at or above, for each tranche respectively, $85.50, $90.50 and $95.50 ($42.75, $45.25, and $47.75, respectively following the stock split). However, regardless of whether the stock price-related exercisability restrictions are satisfied, the options may not be exercised until one year after the date of the grant. The exercisability restrictions lapse after nine years regardless of whether the stock price thresholds have been satisfied.

Note 3 A total of 2,165,150 employee stock options, adjusted for the stock split, was granted during 1995.

Note 4 The present value of options granted on April 25, 1995, has been reported using the Black-Scholes option pricing model. The values presented are based on the following assumptions: exercise price - $80.50 (mean price on grant date, $40.25 following the stock split); market price on grant date - $80.50 ($40.25 following the stock split); assumed exercise date - April 24, 2005; risk free rate of return - 6.99 percent (10-year U.S. Treasury note yield); dividend yield - 2.8 percent (5-year quarterly average); volatility assumption - 23.46 percent.


                         AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                                                        Value of Unexercised
                                                          Number of Securities             In-the-Money
                                                         Underlying Unexercised        Options/SARs at FY-End
                                                         Options/SARs at FY-End                (Note 1)
                                                     ----------------------------------------------------------------
                    Shares Acquired     Value        Exercisable      Unexercisable   Exercisable      Unexercisable
Name                  on Exercise (#)  Realized ($)      (#)              (#)               ($)              ($)
---------------------------------------------------------------------------------------------------------------------
John W. Snow                0                0           908,960         1,203,227       $18,616,375      $1,756,300
Alvin R. Carpenter          0                0            80,000            64,000           671,000         376,000
John P. Clancey             0                0            57,200            48,000           478,575         282,000
Gerald L. Nichols           0                0            54,732            34,002           679,910         193,500
Paul R. Goodwin             0                0           134,008            36,600         2,553,985         213,650

Notes to Aggregated Option/SAR Exercise Table
---------------------------------------------
Note 1 Value of unexercised options/SARs at fiscal year-end represents the difference between the exercise price of any outstanding in-the-money option/SAR grants and $45.50, the mean value of CSX common stock on December 29, 1995.


                                      LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

                                                                                               Estimated Future Payouts
                                                                                          Under Non-Stock Price-Based Plans
                                  Number of Shares,         Performance or              --------------------------------------
                                    Units or Other         Other Period Until           Threshold         Target      Maximum
Name                           Rights (#) (Notes 1 and 2)  Maturation or Payout           (#)                (#)         (#)
------------------------------------------------------------------------------------------------------------------------------
John W. Snow                           34,000                     3 years                17,000             25,500      34,000
Alvin R. Carpenter                     18,000                     3 years                 9,000             13,500      18,000
John P. Clancey                        12,000                     3 years                 6,000              9,000      12,000
Gerald L. Nichols                      10,000                     3 years                 5,000              7,500      10,000
Paul R. Goodwin                        10,000                     3 years                 5,000              7,500      10,000

Notes to Long-Term Incentive Plan Table
---------------------------------------
Note 1 Represents the number of performance shares granted on December 13, 1995, pursuant to the 1987 Long-Term Performance Stock Plan for the 1996-1997-1998 cycle. The final payouts in CSX stock are based on the financial performance of the participant's business unit as well as the return to shareholders over a three-year period. Performance will be based 50 percent on the business unit's return on invested capital as a percentage of the company's cost of capital and 50 percent on total shareholder return compared to the S&P 500. The estimated threshold payout was calculated at 50 percent of the performance shares granted on December 13, 1995, and represents the number of shares that would be awarded if a specified minimum level of financial performance by the participant's business unit and a specified level of total shareholder return are achieved by CSX. The estimated target payout was calculated at 75 percent of the performance shares granted and represents the number of shares that would be awarded if a specified intermediate level of financial performance by the participant's business unit and a specified level of total shareholder return are achieved by CSX. The maximum equals 100 percent of the performance shares granted on December 13, 1995. The levels of financial performance and total shareholder return that must be achieved were established within the first 90 days of the three-year cycle. No awards were made under the 1991 Stock Purchase and Loan Plan during 1995.

Note 2 Prior to 1994, performance shares were generally granted early in the first year of the three-year performance cycle. However, starting in December 1994 when grants were made for the 1995-1996-1997 Performance Period, performance shares were granted in December prior to the commencement of the affected three-year performance cycle in order to address the new provisions of Section 162(m) of the Internal Revenue Code. In 1994, grants were made in February and December. The grants made in February 1994 for the 1994-1995-1996 performance cycle were reported in the 1995 proxy statement.

        Performance share grants for the 1995-1996-1997 cycle have not previously been reported. The table below represents the number of performance shares granted on December 14, 1994, for the 1995-1996-1997 Performance Period pursuant to the 1987 Long-Term Performance Stock Plan. The final payouts in CSX stock are based on the financial performance of the participant's business unit over a three-year period. Performance is measured by the business unit's return on invested capital as a percentage of the Company's cost of capital. The estimated threshold payout was calculated at 13 percent of the performance shares granted on December 14, 1994, and represents the number of shares of CSX stock that would be awarded if a specified minimum level of financial performance is achieved by the participant's business unit. The estimated target payout was calculated at 67 percent of the performance shares granted and represents the number of shares of CSX stock that would be awarded if a specified intermediate level of financial performance is achieved by the participant's business unit. The maximum equals 100 percent of the performance shares granted on December 14, 1994. The levels of financial performance that must be achieved were established within the first 90 days of the three-year performance cycle. Information regarding performance share grants made in December 1994 is as follows:


                                                                                             Estimated Future Payouts
                                                                                        Under Non-Stock Price-Based Plans
                                  Number of Shares,         Performance or           ------------------------------------------
                                    Units or Other        Other Period Until         Threshold             Target     Maximum
Name                                  Rights (#)          Maturation or Payout          (#)                  (#)         (#)
-------------------------------------------------------------------------------------------------------------------------------
John W. Snow                           34,000                     3 years                4,420              22,780      34,000
Alvin R. Carpenter                     13,000                     3 years                1,690               8,710      13,000
John P. Clancey                        12,000                     3 years                1,560               8,040      12,000
Gerald L. Nichols                      10,000                     3 years                1,300               6,700      10,000
Paul R. Goodwin                        10,000                     3 years                1,300               6,700      10,000

                              PENSION PLAN TABLE


 Average Compensation                               Gross Annual Pension Payable Before Offset
During Five Consecutive                             for Railroad Retirement or Social Security
 Years of Highest Pay                             Annuity Based on Creditable Years of Service of:

                           15 Years        20 Years      25 Years       30 Years       35 Years       40 Years       44 Years
                           --------        --------      --------       --------       --------       --------       --------
    $  400,000               90,000        120,000        150,000        180,000        210,000        240,000        264,000
       600,000              135,000        180,000        225,000        270,000        315,000        360,000        396,000
       800,000              180,000        240,000        300,000        360,000        420,000        480,000        528,000
     1,000,000              225,000        300,000        375,000        450,000        525,000        600,000        660,000
     1,200,000              270,000        360,000        450,000        540,000        630,000        720,000        792,000
     1,400,000              315,000        420,000        525,000        630,000        735,000        840,000        924,000
     1,600,000              360,000        480,000        600,000        720,000        840,000        960,000      1,056,000
     1,800,000              405,000        540,000        675,000        810,000        945,000      1,080,000      1,188,000
     2,000,000              450,000        600,000        750,000        900,000      1,050,000      1,200,000      1,320,000
     2,200,000              495,000        660,000        825,000        990,000      1,155,000      1,320,000      1,452,000
     2,400,000              540,000        720,000        900,000      1,080,000      1,260,000      1,440,000      1,584,000
     2,600,000              585,000        780,000        975,000      1,170,000      1,365,000      1,560,000      1,716,000
     2,800,000              630,000        840,000      1,050,000      1,260,000      1,470,000      1,680,000      1,848,000
     3,000,000              675,000        900,000      1,125,000      1,350,000      1,575,000      1,800,000      1,980,000
     3,200,000              720,000        960,000      1,200,000      1,440,000      1,680,000      1,920,000      2,112,000

     Retirement benefits from funded and unfunded non-contributory pension plans ("Pension Plans") of CSX and certain of its subsidiaries are based on both length of service and compensation. The compensation covered by the Pension Plans is compensation paid by CSX or its subsidiaries to a participant on a regular monthly or annual salary basis, including bonuses or similar awards for personal services rendered in a position that is not under the scope of a labor agreement. Compensation items listed in the Summary Compensation Table on page 11 covered by the Pension Plans are Base Salary and Bonus. The benefits are computed at the time of retirement under a defined benefit formula based on years of service and average compensation for the highest 60 consecutive months of service. The formula also takes into account retirement benefits under the Social Security Act or Railroad Retirement Act attributable to service by the participant for the employer. The Pension Plans provide for normal retirement at age 65, and, subject to certain eligibility requirements, early retirement beginning at age 55 is permitted with reduced pension payments. Certain participants in the Pension Plans may be eligible to receive an additional year of unfunded credit for each year of actual service beginning at age 45 and, in certain instances, such credit for periods prior to employment by CSX or its subsidiaries, with a 44-year maximum on total service.

     The above table sets forth the estimated annual benefits payable, before offset for the Social Security or Railroad Retirement annuity, by CSX and certain of its subsidiaries to any officer or salaried employee upon retirement at the normal retirement age after selected periods of service and in specified compensation groups. As of December 29, 1995, the individuals named in the Summary Compensation Table had the following credited years of service: Mr. Snow, 30.0 years; Mr. Carpenter, 40.5 years; Mr. Clancey, 30.8 years; Mr. Nichols, 44.0 years; and Mr. Goodwin, 37.4 years.

     The Internal Revenue Code imposes certain limitations on compensation and benefits payable from tax-qualified pension plans. Pension amounts in excess of such limitations are payable from the non-qualified Special and Supplemental Plans, which are not funded.

                     REPORT OF THE COMPENSATION COMMITTEE
                       CONCERNING EXECUTIVE COMPENSATION

ADMINISTRATION OF COMPENSATION PROGRAMS

     The Compensation Committee ("Committee") reviews and approves compensation for senior executives of CSX, including the Chief Executive Officer and the other executives whose compensation is described in this Proxy Statement. The Committee is composed entirely of outside directors.

COMPENSATION PHILOSOPHY

     The Committee and the Board of Directors of CSX believe that shareholder value depends upon closely aligning the financial interests of shareholders with those of the Company's employees, including its senior executives. The Company relies heavily on incentive compensation programs to motivate employees. These programs are variable and tied to business unit and individual performance. Paid in cash and in stock, these plans place "at risk" a major portion of senior executives' compensation to encourage sharp and continuing focus on building shareholder value.

     In addition, the Company expects executives to acquire and hold significant amounts of stock, and the Company's compensation programs are designed to accomplish that objective. The Company has communicated to executives its expectation that they achieve and maintain specific minimum amounts of stock ownership, which are substantially greater than those of comparable U.S. companies.

COMPONENTS OF THE COMPENSATION PROGRAM

     The Committee believes that competitive compensation packages help the Company attract and retain highly motivated and effective executives. The compensation package for senior executives is composed of base salary, annual bonus and long-term incentives, including stock options and performance shares.

     The Committee compares the value of total compensation paid to senior executives to that paid by companies of similar size. In making 1995 compensation decisions, the Committee considered compensation paid at companies with annual revenues generally of $4 to $18 billion, in transportation and other industries. CSX's 1994 revenues of $9.6 billion closely approximated the $9.8 billion average of this group of comparison companies. Those approximately 50 companies participate in surveys conducted by nationally recognized independent consultants and are identified by such consultants as companies with which CSX may compete for executive talent. The comparison companies are not identical to those included in the Dow Jones Transportation Average described in the Performance Graph. When analyzing compensation, the Committee generally seeks to provide total compensation (base salary, annual bonus and long-term stock-based incentives) for senior executives up to the 85th percentile of the comparison companies if financial, strategic and personal objectives are met.

     Base Salary. Base salaries are targeted around the 50th percentile of salaries paid for similar positions at the comparison companies. When determining salary adjustments, the Committee also considers the objective measures of the Company's performance described elsewhere in this report, such as return on invested capital and the subjective evaluation of the senior executive's contribution to that performance and attainment of strategic objectives.

     Annual Bonus. Under the Senior Management Incentive Compensation Plan ("SMICP"), annual cash incentive bonuses are payable to certain senior executives designated by the Compensation Committee. Award opportunities are established so that total annual cash compensation (salary plus annual bonus) will approximate the 75th percentile of the comparison companies if corporate and business unit objectives are met. A participant's award opportunities for specific levels of performance are expressed as a percentage of base salary at the beginning of the performance period.

     The financial performance objectives under the SMICP are set each year by the Compensation Committee. Corporate staff financial goals are based on the Company's overall return on invested capital compared to its cost of capital. Similar financial goals are established for each business unit based on its return on invested capital compared with the Company's cost of capital. For any bonus paid under the SMICP, all of the award is determined entirely by objective measures. During 1995, the Company and its principal business units successfully met or exceeded their respective financial objectives, resulting in awards under the SMICP for those units.

     In addition to an annual bonus award under the SMICP, senior executives may, for exceptional contributions, receive an annual cash bonus award for accomplishments of strategic and personal objectives. When making awards for 1995, the Compensation Committee considered such factors as increased free cash flow, operating ratio improvements, service reliability, capital market access, successful investor relations and safety improvements.

     Long-term Incentives. Long-term incentives paid under the 1987 Plan generally take the form of stock option grants and performance share awards. The ultimate value of these long-term incentives depends entirely on the value of the Company's stock and, consequently, the creation of shareholder value.

     Stock option grants in 1995 were made considering historic grants and stock price with the objective of bringing total direct compensation, composed of base salary, bonus and long-term incentives, to approximately the 85th percentile of the comparison companies. These options vest within one year, but are only exercisable prior to the ninth anniversary of the grant if the stock price reaches certain threshold levels that were established at the time of the option grant.

     Performance share grants are established at the beginning of three-year cycles. When establishing grant levels, the Committee considers historic grants, competitive practices, stock price and corporate and business unit financial objectives. The actual award is made at the conclusion of the three-year cycle based on financial performance of corporate and each business unit as determined by the average return on invested capital earned during the period.

TAX CONSIDERATIONS

     Present tax law limits federal income tax deductions for certain compensation over $1 million paid to the Chief Executive Officer and the other four most highly compensated executives required to be named in the Proxy Statement unless compensation is awarded under plans meeting a number of requirements based upon formula awards and advance shareholder approval.

     The Company's compensation program for senior executives has both objective and discretionary elements. Generally, the Committee wishes to maximize deductibility of compensation elements, and it has structured the major compensation elements to achieve deductibility. The Committee, however, believes that retaining flexibility to recognize an executive officer's contribution as appropriate serves the best interests of the Company and its stockholders.

CEO COMPENSATION

     In 1995, the Company's most highly compensated officer was Mr. Snow. His base salary was at the median of the comparison companies. Mr. Snow's 1995 annual bonus has two components, one based on the Company's financial accomplishments and the other based on the Company's strategic and his personal accomplishments.

     The portion representing financial performance was paid under the shareholder-approved SMICP. Under that plan, the Committee measures the Company's financial performance against pre-established targets for return on invested capital ("ROIC") as a percentage of its cost of capital. During 1995, the Company earned a ROIC of 11 percent, which is substantially greater than the Company's cost of capital. This performance resulted in the financial portion of Mr. Snow's bonus being $920,000.

     With respect to the strategic portion of Mr. Snow's bonus, the Committee noted that CSX achieved revenue and operating income records for 1995. The Company's principal business unit for the first time had operating income of $1.1 billion. Aggressive efforts to reduce costs and conserve capital succeeded, enabling the Company to generate free cash flow of $574 million.

     Consideration was also given to Mr. Snow's involvement and leadership in the business, industry and government communities, including his Chairmanship of the Business Roundtable. The Committee also recognized his election as Chairman of the Association of American Railroads. The Committee awarded $430,000 to Mr. Snow for his strategic leadership and personal accomplishments, so that his total bonus for 1995 was $1,350,000. Under a deferral program available to executives of the Company, Mr. Snow elected to receive 100 percent of his total bonus for 1995 in CSX common stock, rather than cash, and to defer receipt so long as he is employed by the Company. By doing so, he received additional stock with a value equal to 25 percent of his deferred bonus under the program.

     The largest portion of Mr. Snow's 1995 compensation was in the form of long-term incentives (performance shares and stock options). Granted pursuant to the shareholder-approved 1987 Plan, Mr. Snow's 1995 performance share and stock option grants were targeted to produce total compensation approximately at the 85th percentile of the comparison companies. The actual long-term value of these grants depends upon the creation of future shareholder value.

     In February, 1994, the Company entered into an agreement with Mr. Snow awarding him non-qualified employee stock options to acquire 1 million shares of CSX common stock with an exercise price of $44.938 per share (which amounts reflect the 1995 two-for-one stock split). That agreement is subject to substantial vesting and other restrictions described in the Option/SAR Grants Table of this Proxy Statement, including the condition that the Company's stock achieve certain thresholds ranging from $50 to $60 per share. The agreement is intended to encourage Mr. Snow's continued employment with the Company and to ensure his ongoing focus on building value for its shareholders.

     During Mr. Snow's five-year tenure as Chairman, President, and CEO, the Company has generated a total shareholder return of about 225 percent. During his tenure, the Company's average annual return to shareholders, including dividends, was 27 percent, while the average annual return of the Company's peer group described in the Performance Graph was 18 percent. This performance added $7.0 billion to shareholder value during the five-year period. Moreover, in 1995, the Company increased its dividend by about 18 percent, reflecting success in achieving the key financial objective of generating free cash flow.

     The Committee is especially pleased with Mr. Snow's leadership in providing vision, establishing challenging goals and objectives, focus on performance improvement, operational excellence and strategic thinking that continue to enhance shareholder value. Mr. Snow's contributions to the long-term value of the Company and its shareholders support the compensation paid to him for 1995.

                            COMPENSATION COMMITTEE

                            Robert D. Kunisch, Chairman
                            Edward L. Addison
                            Charles E. Rice
                            William C. Richardson
                            Frank S. Royal
                              the entire Committee



                                                       Richmond, Virginia
                                                       February 13, 1996

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
          CSX CORPORATION, S&P 500, DOW JONES TRANSPORTATION AVERAGE



                             [CHART APPEARS HERE]



                                   1990   1991   1992   1993  1994   1995
                                   ----   ----   ----   ----  ----   ----
CSX Corp                           $100   $188   $229   $279  $243   $325

S&P 500                            $100   $130   $140   $155  $157   $215

Dow Jones Transportation Average   $100   $152   $164   $202  $170   $236


* $100 Invested on 12/31/90 in stock or index -- including reinvestment of dividends.
   Fiscal year ending December 31, for the years 1990 through 1993, and December 30, 1994, and December 29, 1995.

Source: Research Data Group

2.  APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     As recommended by the Audit Committee, the Board of Directors designated, subject to ratification by the shareholders, the firm of Ernst & Young LLP as independent auditors to audit and report on CSX's financial statements for the fiscal year 1996. Action by shareholders is not required by law in the appointment of independent auditors, but their appointment is submitted by the Board in order to give shareholders the final choice in the designation of independent auditors.

     Ernst & Young LLP has no direct or indirect financial interest in CSX or in any of its subsidiaries, nor has it had any connection with CSX or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. Representatives of Ernst & Young LLP will be present at the meeting of shareholders and will be afforded an opportunity to make a statement if they desire to do so. It also is expected they will be available to respond to appropriate questions.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.


3.  AMENDMENT AND RESTATEMENT OF THE 1991 STOCK PURCHASE AND LOAN PLAN

     The 1991 Stock Purchase and Loan Plan was implemented as part of CSX's highly aggressive program to increase executive's ownership and retention of Company stock. This emphasis on executive stock ownership is designed to align management's and shareholders' economic interests and provide incentives to management for performance to improve the market price of CSX stock. The SPLP is summarized in Note 2 to the Security Ownership of Certain Beneficial Owners, Directors, and Executive Officers table on Page 10 of this Proxy Statement.

     The SPLP has been an important part of the Company's strategy to enhance shareholder value. Over the last five years, CSX stock has generated an average annual return to shareholders, e.g., stock price appreciation plus reinvestment
                               ----
of dividends, of 27 percent, compared to an annual shareholder return on the S&P 500 of 14 percent. During that period, $3.1 billion in value for CSX shareholders has been created by stock price performance. A total of 177 employees have participated in the SPLP since its inception.

     Unless amended, there are insufficient shares available to make further offerings under the SPLP, and the plan will effectively come to an end when the Purchase Loans issued in 1991 and 1992 mature on July 31, 1996, unless participants elect to extend them for an additional year. This would result in a reduction in shares owned by management, because many SPLP shares would be tendered for cancellation to pay Purchase Loans and to satisfy tax withholding. Because of its success in increasing shareholder value, CSX proposes to amend the SPLP to permit its continuation and to enable the Corporation to make new offerings to senior management. The chief substantive amendments proposed to the SPLP are summarized as follows.

     The scope of the SPLP would be extended by adding 4.6 million shares to the
4.4 million shares originally authorized, of which approximately 0.4 million currently remain unissued, for an aggregate 9.0 million shares. The amended SPLP will permit shares cancelled by CSX to satisfy withholding taxes and for repayment of the Purchase Loan and shares repurchased by CSX upon exit from the SPLP to be issued again to other senior management employees in subsequent offerings. The SPLP would be extended to terminate on February 13, 2006.

     Employees currently participating in the SPLP ("Current Participants") who continue in the SPLP as amended must use all or part of the equity value of shares that they purchased under the earlier SPLP offerings (e.g., the market
                                                             ----
price of the shares minus the balance due on the Purchase Notes) as the down payment to purchase additional shares. For these employees, the amount of the down payment required would be increased to between 10 percent and 25 percent of the Purchase Price of new shares. Dividend equivalents would be paid on the stock represented by the equity value of the shares used as down payment. For Current Participants, the exact percentage of this down payment amount would be determined by the Compensation Committee of the CSX Board of Directors as administrator of the plan. For employees who do not currently participate in the SPLP ("New Participants"), the down payment would remain 5 percent of the Purchase Price.

     For Current Participants, the existing Purchase Loans would be replaced by new loans with a term of five years, extendable by the participant for one additional year and by the Compensation Committee for two years, not to exceed seven years in the aggregate. These new Purchase Loans would be collateralized by shares equal to the equity value of stock acquired under the 1991 and 1992 offerings used as downpayment for the new purchase loans and by newly acquired shares.

     The thresholds, which the stock price must achieve for participants to realize forgiveness of the Interest Spread and reductions in Purchase Price, would be substantially increased. For participants to realize the full value of these adjustments, the market price of CSX common stock must rise to 100 percent over the Purchase Price.

     Under the proposed amendments, any employee whose participation in the SPLP is terminated as a result of (x) a voluntary termination of employment without consent or agreement of the Company, or (y) involuntary termination of employment for Cause, as defined in the SPLP, will not be entitled to the benefit of Interest Spread forgiveness and reduction of Purchase Price.

     In the event of a change of control, restrictions on termination of participation will lapse, and all interest and purchase price reductions will be applied as if the stock price has increased 100 percent over the Purchase Price. In addition, participants may either elect to continue to participate in the plan or prepay the Purchase Loan. The Compensation Committee will have discretion to structure awards to address tax consequences for the participant and the Company in the event of a change of control.

     The full SPLP, as proposed for amendment and restatement, is attached to this Proxy Statement as Appendix A.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

4.  AMENDMENT OF THE 1987 LONG-TERM PERFORMANCE STOCK PLAN

     The 1987 Long-Term Performance Stock Plan is a shareholder-approved plan that provides incentive compensation to managers using CSX common stock linked to realization of specified long-term goals. The 1987 Plan has been an important means of increasing stock ownership of CSX management and aligning management's economic interests with those of other CSX shareholders. Currently, there are approximately 386 active employees who are participants in the 1987 Plan. The proposed amendment to the 1987 Plan will make three changes.

     First, the definition of "Performance Objective," in Section 2(q), would be amended to add "Total Shareholder Return" as a permitted performance measurement objective under the Plan. This change would allow the Compensation Committee to grant incentives more directly linked to actual benefits to stockholders, rather than to internal indicators of Company performance.

     Secondly, Section 10 would be amended to permit Performance Shares to be awarded to executives in a business unit or in another functionally determined group for distribution at the conclusion of the performance period to individuals within that group. Currently, Performance Shares must be granted to specific individuals at the beginning of the Performance Period. The proposed change would permit the Compensation Committee greater flexibility in establishing performance objectives designed to spur team performance and to reward more accurately those individuals seen as having contributed most effectively to the achievement of these objectives.

     The final change is in response to a Company policy permitting employees to take all or part of their cash bonuses in the form of Company stock. Employees making that election would receive a premium in stock value over the cash bonus but would agree to hold the stock until termination of employment, including retirement, and for not less than three years, except in cases of death, disability or change in control. This amendment would permit shares issued for that purpose to be taken from the 1987 Plan.

     The text of the provisions to be amended are printed in Appendix B of this Proxy Statement.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.


ADDITIONAL INFORMATION

                               NEW PLAN BENEFITS

     Because the Compensation Committee has not yet designated the employees who will be invited to participate in the SPLP, it is impossible to calculate with certainty the future awards under the amended and restated SPLP. If the assumptions set forth in Note 1 to the New Plan Benefits Table are applied to the Current Participants in the SPLP, the following share allocation would apply.


                                                                         Awards During 1995 Under 1987 Plan
                                                       --------------------------------------------------------------------------
                                                             Stock Options                Performance Shares        Incentive
                                                       ------------------------------   -------------------------
                                                                                                                   Compensation
                               SPLP Shares Allocable                 Grant Date Value                              Program Shares
Name                                 # (Note 1)            #            $ (Note 2)      # (Note 3)    # (Note 4)     # (Note 5)
---------------------------------------------------------------------------------------------------------------------------------
John W. Snow                         665,396           152,400         $ 2,040,636        34,000      $1,598,000       35,118
Alvin R. Carpenter                   252,147            48,000             642,720        18,000         846,000       18,525
John P. Clancey                      189,020            36,000             482,040        12,000         564,000       11,007
Gerald L. Nichols                    118,219            28,000             374,920        10,000         470,000        8,142
Paul R. Goodwin                      159,244            28,000             374,920        10,000         470,000        7,829

Executive Officers as a
group (19 persons, including
those named above)                 2,752,628           510,800           6,839,612       (Note 6)        (Note 4)      133,432

Non-executive officer
employee group                     5,711,830         1,654,350          22,151,747       (Note 6)        (Note 4)      243,778

NOTES TO AGGREGATED OPTION/SAR EXERCISE TABLE
---------------------------------------------

Note 1 Represents number of shares that would be allocable to Current Participants in the SPLP assuming the participants apply all of the Equity that they hold in shares currently issued under the SPLP to a 25% Exchange Award Down Payment and that the Exchange Award Purchase Price is $45.75 per share. See Note 2 to the Security Ownership of Certain Beneficial Owners, Directors, and Executive Officers table on page 10 of this Proxy Statement for a summary of current ownership levels under the SPLP.

Note 2 This is a hypothetical valuation using a modified Black-Scholes valuation formula. See Note 4 to the Option/SAR Grants table on page 13 for a detailed description of these awards.

Note 3 Represents the number of performance shares granted on December 13, 1995. See Note 1 to the Long-Term Incentive Plan table on page 14 for a detailed description of these awards.

Note 4 Represents the fair market value of $47.00 per share of performance shares awarded on February 14, 1996, for the 1993-94-95 performance period. Performance shares for that period were awarded from the 1987 Plan to a limited group of employees that did not include all of the Executive Officers. Awards to other officers were made under the 1990 Stock Award Plan.

Note 5 The shares allocable to the named executive officers and the executive officers as a group represent the number of shares that would have been awarded under the 1987 Plan assuming that each officer had elected to defer 100 percent of his annual Incentive Compensation Program ("ICP") award for 1995 in shares of Company stock. The shares allocable to the non-executive officer employee group represents the number of shares that would have been awarded under the 1987 Plan assuming that the employees who made an election to defer all or a portion of their ICP awards for 1995 in Company stock had elected to defer 100 percent of such award. The allocations are based on a fair market value of $47.00 per share on February 14, 1996, the date that the ICP awards were approved by the Board of Directors for certain executive officers .

Note 6 In December 1995, 110,600 performance shares were granted pursuant to the 1987 Plan to eight executive officers for the 1996-97-98 performance period. Performance shares that may be payable to other officers for the 1996-97-98 performance period are currently reserved under the 1990 Stock Award Plan.

VOTING PROCEDURES

     Votes are tabulated by three Inspectors of Election. The affirmative vote of the majority of shares represented at the meeting and entitled to vote therein will be required for adoption of the amendment and restatement of the SPLP and the amendment of the 1987 Plan. For these purposes, abstentions will be treated as "no" votes, and broker "non-votes" will not be counted.

     The Company's by-laws provide that a majority of the outstanding shares of stock entitled to vote constitute a quorum at any meeting of shareholders. In accordance with the law of Virginia, the Company's state of incorporation, and the company's by-laws, directors are elected by a plurality of votes cast by the shares entitled to vote at a meeting at which a quorum is present. For all other proposals, abstentions and broker "non-votes" are not considered to be voting "for" or "against" any proposal or any person nominated for director.

DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

     Shareholder proposals for inclusion in the Proxy Statement for the 1997 Annual Meeting of Shareholders must be received at the principal executive offices of CSX on or before November 13, 1996.

SOLICITATION OF PROXIES

     The cost of soliciting proxies is being paid by CSX. In addition to solicitation by mail, officers and regular employees of CSX, for no additional compensation, may request the return of proxies by personal conversations or by telephone or telecopy. It also is expected that, for a fee of $15,000 plus reimbursement of certain out-of-pocket expenses, additional solicitation will be made by personal interview, telephone or telecopy under the direction of the proxy solicitation firm of D. F. King & Co., 77 Water Street, New York, New York 10005.

March 14, 1996

                      By Order of the Board of Directors
                                Alan A. Rudnick
            Vice President-General Counsel and Corporate Secretary

                                                                      APPENDIX A

                                CSX CORPORATION

                         STOCK PURCHASE AND LOAN PLAN

1.  Purpose

    The CSX Corporation 1991 Stock Purchase and Loan Plan (the "1991 Plan") was established to encourage and increase the ownership of the common stock of CSX Corporation (the "Company") by those employees of the Company or a Subsidiary who, by virtue of their responsibilities or positions, were most likely to have the opportunity to enhance long-term performance of the Company and shareholder value. The Company continues to believe that ownership of the Company's common stock stimulates the efforts of those employees upon whose judgment and interest the Company is and will be largely dependent for the successful conduct of its business and will further the identification of those employees' interests with those of the Company's shareholders.

     Unless the 1991 Plan is extended or replaced, these benefits will generally end July 31, 1996. Management believes it is in the best interests of the Company's shareholders to extend the 1991 Plan in order to continue the original objective of assuring that significant amounts of the Company's common stock are held by employees whose interests are identified with those of the Company's non-employee shareholders. Accordingly, the 1991 Plan is amended and restated as of February 14, 1996 (the "Plan"), to maintain and expand this objective.

     Notwithstanding anything contained in this amended and restated Plan, the provisions of the 1991 Plan in effect prior to the amendment and restatement reflected herein shall continue to apply with respect to Company Stock acquired pursuant to a Purchase Award under the 1991 Plan as to which a Participant is not granted or does not exercise an Exchange Award.


2.  DEFINITIONS AND CONSTRUCTION

     Unless the content clearly indicates to the contrary, in reading this Plan, the singular shall include plural and the masculine shall include the feminine.

     As used in the Plan, the following terms have the indicated meanings:

     (a) "APPLIED DIVIDENDS" means, as provided in Section 6(e), dividends paid on pledged Company Stock used to reduce Interest.

     (b)  "BOARD" means the Company's Board of Directors.

     (c) "BUSINESS DAY" means, if relevant to a determination of the value of Company Stock, a day on which shares of Company Stock are or could be traded on the New York Stock Exchange.

     (d) "CAUSE" means a Participant's: (i) act or acts of personal dishonesty intended to result in substantial personal enrichment at the expense of the Company or a Subsidiary; (ii) repeated violations of the Participant's responsibilities which are demonstrably willful and deliberate and which are not remedied in a reasonable period of time after receipt of written notice from the Company or a Subsidiary; or
          (iii) conviction of a felony involving moral turpitude.

     (e)  "CHANGE OF CONTROL" means any of the following:

          (i)  STOCK ACQUISITION. The acquisition, by any individual, entity or
               -----------------
               group [within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")] (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock"), or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (i), the
               --------  -------
               following acquisitions shall not constitute a Change of Control:
               (A) any acquisition directly from the Company; (B) any acquisition by the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 2(e); or

          (ii) BOARD COMPOSITION. Individuals who, as of the date hereof,
               -----------------
               constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a
                          --------  -------
               director subsequent to the date hereof whose election or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or

        (iii)  BUSINESS COMBINATION. Approval by the shareholders of the Company
               --------------------
               of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company or its principal Subsidiary that is not subject, as a matter of law or contract, to approval by the Surface Transportation Board or any successor agency or regulatory body having jurisdiction over such transactions (the "Agency") (a "Business Combination"), in each case, unless, following such
                                                      ------
               Business Combination:

               (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or its principal Subsidiary or all or substantially all of the assets of the Company or its principal Subsidiary either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be;

               (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; and

               (C) at least a majority of the members of the Board of Directors resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

          (iv) REGULATED BUSINESS COMBINATION. Approval by the shareholders of
               ------------------------------
               the Company of a Business Combination that is subject, as a matter of law or contract, to approval by the Agency (a "Regulated Business Combination") unless such Business
                                                 ------
               Combination complies with clauses (A), (B) and (C) of subsection
               (iii) of this Section 2(e); or

          (v)  LIQUIDATION OR DISSOLUTION. Approval by the shareholders of the
               --------------------------
               Company of a complete liquidation or dissolution of the Company or its principal Subsidiary.

     (f) "COMMITMENT DATE" means a date fixed by the Committee which shall be the first day of the Commitment Period.

     (g) "COMMITMENT PERIOD" means a period of twenty (20) Business Days beginning with the Commitment Date during which a Participant who has been granted a Purchase Award must purchase all or part of the underlying Company Stock.

     (h) "COMMITTEE" means the Committee of the Board appointed to administer the Plan as provided in Section 10.

     (i)  "COMPANY" means CSX Corporation.

     (j) "COMPANY STOCK" means the common stock of the Company and rights, options or warrants for the purchase of securities of the Company which may be issued with shares of common stock pursuant, and subject to, plans or agreements adopted or entered into from time to time by the Company.

     (k) "DISABILITY" means the inability to perform the services for which a Participant was employed as a result of a physical or mental impediment entitling the Participant to begin receiving benefits under the CSX Salary Continuation and Long-Term Disability Plan.

     (l) "EQUITY" means, as of any date, the Exchange Award Purchase Price of a share of Company Stock less the applicable portion of the unpaid balance and accrued interest of a Purchase Loan to which such share of Company Stock is subject.

     (m)  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     (n) "EXCHANGE AWARD" means a Purchase Award granted pursuant to Section 4 to a Participant who received a Purchase Award under the 1991 Plan.

     (o) "EXCHANGE AWARD DOWN PAYMENT" means a dollar amount computed by taking a percentage, to be determined by the Committee, of the Exchange Award Purchase Price of the Company's common stock on the Commitment Date multiplied by the number of shares in the Exchange Award; provided, however, such percentage shall not be less than 10% nor more than 25%.

     (p)  "INSIDER" means any person subject to Section 16(b) of the Exchange
          Act.

     (q) "INTEREST" means an amount calculated using the Applicable Federal Rate, as determined for purposes of Section 1274(d) of the IRC.

     (r) "INTEREST SPREAD" means, at the time of determination, Interest accrued on a Purchase Loan reduced by Applied Dividends.

     (s)  "IRC" means the Internal Revenue Code of 1986, as amended.

     (t) "MARKET PRICE" means the average of the high and the low price of a share of Company Stock on the New York Stock Exchange (or the average of the bid and asked prices if there were no sales), on any Business Day as reported in The Wall Street Journal.

     (u) "PARTICIPANT" means an employee of the Company or a Subsidiary who is designated by the Committee, in its sole discretion, as eligible for and who receives a Purchase Award.

     (v) "PURCHASE AWARD" means a right to purchase a specified number of shares of Company Stock with Purchase Loan rights.

     (w) "PURCHASE LOAN" means an extension of credit to a Participant by the Company evidenced by a non-recourse promissory note for (i) in the case of a new Purchase Loan, 95% of the Purchase Price of the Company Stock awarded to the Participant under the Plan, or (ii) in the case of a Purchase Loan made pursuant to an exchange of Company Stock pursuant to Section 4, the Purchase Price of the Company Stock awarded to the Participant under an Exchange Award, less his Exchange Award Down Payment, and in either case, bearing Interest, and secured by a pledge of all of the shares of Company Stock purchased by the Participant.

     (x) "PURCHASE NOTE" means a promissory note evidencing the Purchase Loan for the balance of the Purchase Price without recourse rights against the maker and with other terms and conditions established by the Committee consistent with the Plan.

     (y) "PURCHASE NOTE REPAYMENT AMOUNT" means the then unpaid balance of the Purchase Note, accrued and unpaid interest, applicable federal and state payroll and withholding taxes on income recognized on the transaction, and any brokerage fees, collection fees and costs associated with the Purchase Loan.

     (z) "PURCHASE PRICE" or "EXCHANGE AWARD PURCHASE PRICE" means, with respect to a share of Company Stock, the average of the Market Price for the five (5) consecutive Business Days immediately preceding the Commitment Date.

     (aa) "RETIREMENT" means the termination of employment (for reasons other than Cause) (i) at or after age 65, or (ii) after age 55 with at least 10 years of service with the Company and/or a Subsidiary.

     (ab) "SUBSIDIARY" means a corporation more than 50% of the voting shares of which are owned directly or indirectly by the Company.

3.  COMPANY STOCK

    There shall be an aggregate of 9,000,000 shares of Company Stock reserved for issuance under the Plan, subject to Section 9 of the Plan (concerning changes in the capital structure of the Company). Shares that have been awarded under the Plan but not issued, or shares that have been issued but are returned to the Company in conformity with the Plan (including shares of Company Stock retained, canceled or repurchased by the Company in conjunction with the payment of a Purchase Loan or withholding taxes), may again be awarded under the Plan.

4.  EXCHANGE OF SHARES

    To encourage, extend and expand the continued ownership of Company Stock, Participants in the 1991 Plan whose Purchase Loans mature July 31, 1996, without regard to the one-year extension provided for under Section 6(b), may be given a one-time irrevocable election to exchange all, or a portion to be determined by the Committee, of any shares purchased under the 1991 Plan for an enhanced Purchase Award under the Plan (an "Exchange Award"). To the extent such shares are exchanged they shall constitute the "Exchanged Shares." Exchange Awards shall be issued for not more than the number of shares of common stock determined by dividing the excess of the Exchange Award Purchase Price, as of the Commitment Date of the Exchange Award, of the number of shares relating to a Purchase Loan issued pursuant to the 1991 Plan over the outstanding amount due on the Purchase Loan on such date by 25% of the Exchange Award Purchase Price of the Company's common stock on such date. In the case of a Participant who exercises an Exchange Award, his 1991 Purchase Notes shall be canceled.


5.  STOCK PURCHASE AWARDS

    On or as soon as practicable after a Commitment Date, the Committee shall give notice to each Participant (or to the class of Participants) eligible for an award stating (i) the number of shares of Company Stock covered by each such Purchase Award or a formula for determining the number of shares of Company Stock covered by each such Purchase Award, and (ii) the price, other terms and conditions, if any, pertaining to each such Purchase Award and Purchase Loan that must be satisfied by a Participant in order to exercise the Purchase Award.

    A Participant shall exercise a Purchase Award and Purchase Loan rights by delivering to the Company during the Commitment Period (i) a notice stating the amount of his down payment (which shall be 5% of the Purchase Price or his Exchange Award Down Payment in the case of an Exchange Award) and his intention to deliver a Purchase Note for the balance of the Purchase Price, and (ii) where applicable, the down payment (which shall be deemed paid in the case of an Exchange Award) and a Purchase Note.

    The grant of a Purchase Award and Purchase Loan to a Participant shall not obligate the Company or a Subsidiary of the Company to pay the Participant any particular amount of remuneration, to continue the employment of a Participant after the grant or to make further grants to a Participant at any time thereafter.


6.  PURCHASE LOANS

     The Company shall, subject to paragraph (a) below, upon the Committee's recommendation, extend a Purchase Loan to a Participant upon exercise of a Purchase Award subject to the following terms and conditions:

     (a) The original principal amount of a new Purchase Loan shall be the difference between the Participant's down payment (which shall be 5% of the Purchase Price) and the Purchase Price. In the case of an Exchange Award, the Purchase Loan shall be the difference between the Participant's Exchange Award Down Payment and the Exchange Award Purchase Price. The down payment for a new Purchase Loan shall be in cash, or, if authorized by the Committee (i) by delivery of shares of Company Stock having a Market Price equal to the required down payment on date of transfer to the Company, or (ii) by delivery to the Company of a promissory note with terms and conditions fixed by the Committee and with full recourse rights against the maker. The Exchange Award Down Payment shall be deemed to have been paid by the Equity in a Participant's Exchanged Shares subject to a Purchase Loan under the 1991 Plan.

     (b) The Purchase Loan shall be due and payable as provided in the provisions of the Purchase Note executed by the Participant. The term of the Purchase Note shall not exceed a period of five (5) years; provided, however, the Participant, in his discretion, may extend the Purchase Note for one (1) year; provided, further, that the Committee, may, in its discretion, extend a Purchase Note for up to two (2) years. In no event may the Purchase Note term, including extensions, exceed seven (7) years.

     (c) Purchase Notes shall be in the form approved by the Committee and shall contain such terms and conditions, not inconsistent with the Plan, as the Committee shall determine in its sole discretion; provided, that each Purchase Note shall be subject to the terms of the Plan.

     (d) A Participant shall effect a pledge of all shares of Company Stock acquired by the Participant upon the exercise of the Purchase Award by delivering to the Company (i) the certificate or certificates for the acquired shares of Company Stock, accompanied by a duly executed stock power in blank, and (ii) a properly executed stock pledge agreement in the form approved by the Committee.

     (e) Dividends paid on shares of Company Stock pledged as security for a Purchase Loan shall be first treated as Applied Dividends and then applied to repay the Purchase Note. At the discretion of the Committee, the Company shall also pay (i) dividend equivalents on the number of shares purchased pursuant to a Purchase Note equal to the number of shares representing the Participant's Equity in the Exchanged Shares, and (ii) only after all interest and Purchase Price reductions are realized under Section 6(g), dividend equivalents on the number of shares purchased pursuant to a Purchase Note in excess of the number of shares in (i), above, if any.

     (f) Within ten (10) Business Days after the maturity date of a Purchase Loan, or on the date or dates, if installments are elected pursuant to
          Section 7(c), as of which a Participant elects to prepay a Purchase Loan and Purchase Note in accordance with Section 7, the Participant shall repay in full the Purchase Note Repayment Amount or the portion related to an installment under Section 7(c). If not fully paid when due, the Participant agrees to sell his pledged Company Stock to the Company at the Market Price on the maturity date if a Business Day (or at the Market Price on the Business Day immediately preceding the maturity date if the maturity date is not a Business Day). The Company may sell on the Participant's behalf on the open market (except as hereinafter provided) the number of shares of Company Stock pledged as collateral necessary to repay the Purchase Note Repayment Amount. If, pursuant to procedures established by the Company for compliance with applicable securities laws, the Company believes that the purchase of pledged shares by the Company in repayment of a Purchase Note, or the sale by the Company of pledged shares of Company Stock on the open market to repay a Purchase Note, would violate any provision of applicable securities laws or cause a Participant to incur a liability under Section 16(b) of the Exchange Act, the maturity date may be extended by the Committee until the first day the purchase by the Company of the pledged shares or a sale of the pledged shares on the open market can be made without violating such securities laws or the Participant incurring liability under Section 16(b). If, pursuant to procedures established by the Company for compliance with applicable tax laws, the Company believes that the repayment of a Purchase Note, the purchase of the pledged shares in repayment of a Purchase Note, or the sale by the Company of pledged shares of Company Stock on the open market to repay a Purchase Note would cause any portion of a Participant's compensation under the Plan to be nondeductible under
          Section 162(m) of the IRC, the maturity date may be extended by the Committee until the first day the repayment of a Purchase Note, the purchase of the pledged shares in repayment of a Purchase Note, or the sale by the Company of pledged shares of Company Stock on the open market to repay a Purchase Note can be made without such compensation being non-deductible under Section 162(m) of the IRC, but in no event shall such extension of the maturity date be for a period greater than one (1) year.

     (g) The Purchase Price and the principal amount of a Participant's Purchase Loan and Purchase Note, plus accrued and unpaid Interest, as well as any accrued and unpaid interest on a down payment loan referenced in Section 6(a), shall be adjusted as follows if at any time after the first anniversary date of a Purchase Note the Market Price of Company Stock equals or exceeds the Purchase Price of the Participant's Company Stock by the amount specified below for a period of ten (10) consecutive Business Days:

          Stock Price          Interest & Purchase Price Reductions
          -----------          ------------------------------------
     Purchase Price + 10%      Interest Spread  + Interest on down payment loan

     Purchase Price + 20%      Interest Spread  + 5% + Interest on down payment loan

     Purchase Price + 30%      Interest Spread  + 10% + Interest on down payment loan

     Purchase Price + 40%      Interest Spread  + 15% + Interest on down payment loan

     Purchase Price + 50%      Interest Spread  + 20% + Interest on down payment loan

     Purchase Price + 60%      Interest Spread  + 25% + Interest on down payment loan

     Purchase Price + 70%      Interest Spread  + 30% + Interest on down payment loan

     Purchase Price + 80%      Interest Spread  + 35% + Interest on down payment loan

     Purchase Price + 90%      Interest Spread  + 40% + Interest on down payment loan

     Purchase Price + 100%     Interest Spread  + 50% + Interest on down payment loan

          The provisions of this section and any applicable adjustments to Interest and a Purchase Note shall be applied at the time of repayment of a Purchase Note. Decreases in the Market Price of Company Stock subsequent to the completion of a measuring period shall be disregarded for purposes of the adjustments authorized by this section.

     (h) In the event of a change in capital structure involving any of the pledged shares of Company Stock, as provided in Section 9, such newly acquired shares shall be pledged to the Company as substitute or additional security.

     (i) Notwithstanding anything in this Section 6 to the contrary, the Company shall not be required to make a Purchase Loan to a Participant if making such Purchase Loan will (i) cause the Company to violate any covenant or other similar provision in any indenture, loan agreement, or other agreement, or (ii) violate any applicable federal, state or local law.

     (J) Upon issuance by the Company of Company Stock purchased pursuant to a Purchase Award, the affected Participant shall be deemed a shareholder of the Company and (subject to the terms of the Plan, the Purchase Loan, the Purchase Note and related documents) shall be entitled to dividend and voting rights with respect to the Company Stock purchased.


7.  TERMINATION OF EMPLOYMENT; CHANGE OF CONTROL; PREPAYMENT OF PURCHASE LOAN

     If before a Purchase Note is repaid a Participant's employment terminates for any reason, or a Change of Control occurs, the following provisions shall apply notwithstanding any terms in the Purchase Note to the contrary:

     (a)  Death or Disability. If a Participant's termination of employment
          -------------------
          results from death or Disability, the affected Participant (or the Participant's estate or personal representative) may either (i) continue to hold the Purchase Note and participate in the Plan for three years (or, if earlier, until the maturity date of the Purchase Loan, as extended by either the Participant or the Committee, pursuant to Section 6(b)), or (ii) within ninety (90) days of said termination of employment (A) elect to prepay the Purchase Note, or (B) elect to rescind the Exchange Award or the Purchase Award, as the case may be. If the Participant elects to prepay the Purchase Note under (ii)(A), the Purchase Note shall become due and payable on the prepayment date elected by the Participant. If an election to prepay the Purchase Note is effective prior to the first anniversary of the execution of the Purchase Note, Section 6(g) shall not apply; if it is effective on or after the first anniversary of its execution, Section 6(g) shall apply. If the Participant elects to rescind the Exchange Award or the Purchase Award under (ii)(B), the shares of Company Stock acquired by the Participant upon the exercise of the Exchange Award or Purchase Award shall be transferred to the Company, the Purchase Note shall be canceled, the Participant shall have no further rights under the Plan, and the Company shall have no further obligations to the Participant, except that the Company shall pay to or with respect to the Participant, in consideration for the cancellation of the Participant's rights under the Exchange Award or Purchase Award, an amount equal to his Exchange Award Down Payment, as adjusted under
          Section 7(h), or, if applicable, the Purchase Award down payment paid to the Company pursuant to Section 6(a).

     (b)  Involuntary Termination With Consent of Company. If a Participant's
          -----------------------------------------------
          employer terminates his employment for reasons other than Cause, the affected Participant may, within ninety (90) days of said termination of employment (i) elect to prepay the Purchase Note, or (ii) elect to rescind the Exchange Award or the Purchase Award, as the case may be. If the Participant elects to prepay the Purchase Note under (i), the Purchase Note shall become due and payable on the prepayment date elected by the Participant. If the Participant elects to rescind the Exchange Award or the Purchase Award under (ii), the shares of Company Stock acquired by the Participant upon the exercise of the Exchange Award or Purchase Award shall be transferred to the Company, the Purchase Note shall be canceled, the Participant shall have no further rights under the Plan, and the Company shall have no further obligations to the Participant, except that the Company shall pay to or with respect to the Participant, in consideration for the cancellation of the Participant's rights under the Exchange Award or Purchase Award, an amount equal to his Exchange Award Down Payment, as adjusted under Section 7(h), or, if applicable, the Purchase Award down payment paid to the Company pursuant to Section 6(a). If the Participant's termination of employment is prior to the first anniversary of the execution of the Purchase Note, Section 6(g) shall not apply; if it is on or after the first anniversary of the execution of the Purchase Note, Section 6(g) shall apply.

     (c)  Retirement. If a Participant's termination of employment results from
          ----------
          his Retirement, the affected Participant may either (i) continue to hold the Purchase Note and participate in the Plan for three (3) years (or, if earlier, until the maturity date of the Purchase Loan, as extended by either the Participant, or the Committee, pursuant to
          Section 6(b)), (ii) prepay the Purchase Note within ninety (90) days of said termination of employment, or (iii) prepay the Purchase Note in no more than three (3) installments, due over the remaining term of the Purchase Note, including extensions. If a Participant elects to prepay a Purchase Note, the Participant agrees to sell the pledged Company Stock to the Company for the Market Price on the date of prepayment. If an election to prepay the Purchase Note under (ii) or
          (iii) above is effective prior to the first anniversary of the execution of the Purchase Note, Section 6(g) shall not apply; if it is effective on or after the first anniversary of its execution, Section 6(g) shall apply.

     (d)  Voluntary Termination with Consent of Company or Involuntary
          ------------------------------------------------------------
          Termination. If the Participant's termination of employment is
          -----------
          voluntary and with the consent of the Company, or, if his employer terminates his employment for reasons other than Cause and the Company does not consent to the Participant's termination being treated under
          Section 7(b), the maturity date of the Purchase Note shall be accelerated without further action of the Committee or the Company and shall be required to be prepaid within ninety (90) days of said termination of employment, and the Participant agrees to sell the pledged Company Stock to the Company for the Market Price on the date of prepayment. If a Participant's termination of employment is prior to the first anniversary of the execution of the Purchase Note,
          Section 6(g) shall not apply; if it is on or after the first anniversary of the execution of the Purchase Note, Section 6(g) shall apply.

     (e)  Termination for Cause or Voluntary Termination Without Consent of
          -----------------------------------------------------------------
          Company. If the Participant's termination of employment is involuntary
          -------
          for Cause or a voluntary termination without the consent of the Company, the maturity date of the Purchase Note shall be accelerated without further action of the Committee or the Company to the date of his termination of employment. In such case Section 6(g) shall not apply and the Participant agrees to sell the pledged Company Stock to the Company for the lesser of (i) the Market Price on the date of termination of employment, or (ii) an amount equal to his Exchange Award Down Payment, as adjusted by Section 7(h), (in any event, less all related taxes and expenses), and the Company shall have the right to retain any excess over such amount and the shares' Market Price.

     (f)  Divisive Transaction. If the Participant's employer ceases to be a
          --------------------
          Subsidiary in a divisive transaction involving a sale of Shares or substantially all of the assets of the Subsidiary, the affected Participant may, within ninety (90) days of the closing of such divisive transaction (i) elect to prepay the Purchase Note, or (ii) elect to rescind the Exchange Award or the Purchase Award, as the case may be. If the Participant elects to prepay the Purchase Note under
          (i), the Purchase Note shall become due and payable on the prepayment date elected by the Participant. If the Participant elects to rescind the Exchange Award or the Purchase Award under (ii), the shares of Company Stock acquired by the Participant upon the exercise of the Exchange Award or Purchase Award shall be transferred to the Company, the Purchase Note shall be canceled, the Participant shall have no further rights under the Plan, and the Company shall have no further obligations to the Participant, except that the Company shall pay to or with respect to the Participant, in consideration for the cancellation of the Participant's rights under the Exchange Award or Purchase Award, an amount equal to his Exchange Award Down Payment, as adjusted under Section 7(h), or, if applicable, the Purchase Award down payment paid to the Company pursuant to Section 6(a). Section 6(g) shall apply to all Participants affected by a divisive transaction. The foregoing shall apply whether or not the Participant continues in the employ of the Subsidiary but shall not apply should the Participant continue in the employ of the Company or another Subsidiary not part of the divisive transaction.

     (g)  Change of Control. If a Change of Control occurs, Sections 7(a)
          -----------------
          through (f) shall no longer be applicable, the Interest and Purchase Price Reductions under Section 6(g) shall be applied as if the Stock Price had increased by 100% and the Participant may either (i) continue to hold the Purchase Note and participate in the Plan until the maturity date of the Purchase Note, including any extensions, or
          (ii) within ninety (90) days of said Change of Control and, if applicable, within ninety (90) days of a final Agency action in a Regulated Business Combination under Section 2(e)(iv), (A) elect to prepay the Purchase Note, or (B) elect to rescind the Exchange Award or the Purchase Award, as the case may be. If the Participant elects to prepay the Purchase Note under (ii)(A), the Purchase Note shall become due and payable on the prepayment date elected by the Participant, and the provisions of Section 6(g) shall apply. If the Participant elects to rescind the Exchange Award or the Purchase Award under (ii)(B), the shares of Company Stock acquired by the Participant upon the exercise of the Exchange Award or Purchase Award shall be transferred to the Company, the Purchase Note shall be canceled, the Participant shall have no further rights under the Plan, and the Company shall have no further obligations to the Participant, except that the Company shall pay to or with respect to the Participant, in consideration for the cancellation of the Participant's rights under the Exchange Award or Purchase Award, an amount equal to his Exchange Award Down Payment, as adjusted under Section 7(h), or, if applicable, the Purchase Award down payment paid to the Company pursuant to
          Section 6(a).

     (h)  Adjustment of Exchange Award Down Payment. Solely for purposes of
          -----------------------------------------
          determining the amount available to a Participant under this Section 7, a Participant's Exchange Award Down Payment shall be adjusted as follows: the dollar amount of the Exchange Award Down Payment computed as of the date of the Exchange of Shares pursuant to Section 4 shall be divided by the Market Price on the date of such Exchange of Shares, to arrive at a number of equivalent shares. On the Purchase Loan maturity date or prepayment date applicable under this Section 7, the number of equivalent shares determined in the preceding sentence will be multiplied by the Market Price on such date to arrive at the Participant's Exchange Award Down Payment as adjusted.

     (i)  Certain Terms of Purchase Awards or Exchange Awards. Notwithstanding
          ---------------------------------------------------
          any provision of this Plan to the contrary, in the discretion of the Committee, a Purchase Award and/or Exchange Award may provide, to the extent deemed appropriate by the Committee to eliminate or reduce the applicability or impact of Sections 280G and/or 4999 of the IRC, for:
          (i) the cancellation of shares and/or a reduction or increase in the amount of a Purchase Note, (ii) a limitation of the reduction of the Purchase Price pursuant to Section 7(g) above, (iii) the elimination of any acceleration of a Purchase Note or right to prepay such Note, or (iv) a reduction or limitation of any other benefit under this Plan or otherwise to a Participant.

8.  NON-TRANSFERABILITY OF PURCHASE AWARDS

    Except as provided in Section 7(a), neither right of Participation nor Purchase Awards are assignable or transferable.

9.  CHANGE IN CAPITAL STRUCTURE

    If the number of outstanding shares of Company Stock is increased or decreased as a result of a subdivision or consolidation of shares, the payment of a stock dividend, stock split, or any other change in capitalization effected without receipt of consideration by the Company (including, but not limited to, the creation or issuance to shareholders generally of rights, options or warrants for the purchase of common or preferred stock of the Company), the number and kind of shares of stock or securities of the Company to be subject to the Plan, the maximum number of shares or securities which may be delivered under the Plan, and other relevant provisions shall be appropriately adjusted by the Committee, whose determination shall be binding and conclusive on all persons.

     If there is a Change of Control, the Committee may take such actions, not inconsistent with the Plan, with respect to outstanding unexercised Purchase Awards as the Committee deems appropriate.

     Notwithstanding anything in the Plan to the contrary, the Committee may take the foregoing actions without the consent of any Participant, and the Committee's determination shall be conclusive and binding on all persons for all purposes.


10.  ADMINISTRATION OF THE PLAN

     The Plan shall be administered by the Committee, consisting of not less than three Directors of the Company appointed by the Board. Subject to paragraph
(d) below, the Committee shall be the Compensation Committee of the Board or such subcommittee appointed by the Compensation Committee consisting of not fewer than two non-employee directors. The Committee shall at all times consist of outside directors within the meaning of Section 162(m) of the IRC. The Committee shall have general authority to impose any limitation or condition upon a Purchase Award the Committee deems appropriate to achieve the objectives of the Purchase Award and the Plan, and in addition, and without limitation and in addition to powers set forth elsewhere in the Plan, shall have the following specific authority:

     (a) The Committee shall have the power and complete discretion to determine (i) which employees of the Company or a Subsidiary shall be Participants, (ii) which Participants shall receive a Purchase Award with Purchase Loan rights, (iii) the number of shares of Company Stock to be covered by each Purchase Award, (iv) the Market Price of Company Stock, (v) the time or times when a Purchase Award shall be granted,
          (vi) whether a Disability exists, (vii) the manner in which payment will be made upon the exercise of a Purchase Award, and (viii) any additional requirements relating to Purchase Awards that the Committee deems appropriate.

     (b) The Committee may adopt rules and regulations for carrying out the Plan and for the sale or other disposition of Company Stock acquired pursuant to the Plan. The interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive. The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

     (c) A majority of the members of the Committee shall constitute a quorum, and all actions of the Committee shall be taken by a majority of the members present. Any action may be taken by a written instrument signed by all of the members, and any action so taken shall be fully effective as if it had been taken at a meeting.

     (d) The Board may from time to time appoint or remove members and fill vacancies, however caused, in the Committee. Insofar as it is necessary to satisfy the requirements of Section 16(b) of the Exchange Act and Rule 16b-3 thereunder, no member of the Committee shall be eligible to participate in the Plan or in any other plan of the Company or a Subsidiary that entitles participants to acquire stock, stock options or stock appreciation rights of the Company or a Subsidiary, and no person shall become a member of the Committee if, within the preceding one-year period, the person shall have been eligible to participate in such a plan.

     (e) Down payment loans under the 1991 Plan shall be extended on a full recourse basis for up to seven (7) years in the case of any Participant who receives and exercises an Exchange Award. To the extent that a Purchase Note is extended, accelerated or prepaid under the terms of the Plan, said extension, acceleration or prepayment shall also apply to the down payment loan.

11.  EFFECTIVE DATE OF THE PLAN

     The 1991 Plan became effective as of December 12, 1990. This amendment and restatement of the 1991 Plan shall be effective as of February 14, 1996, and shall be submitted to the shareholders of the Company for approval. Until (i) the Plan has been approved by the Company's shareholders, (ii) the Company Stock issuable under the Plan has been registered with the Securities and Exchange Commission, (iii) the Company Stock is accepted for listing on the New York Stock Exchange, and (iv) the requirements of any applicable state securities laws have been met, no Purchase Award shall be granted or Purchase Loan authorized by the Committee.


12.  TERMINATION, MODIFICATION

     If not sooner amended or terminated by the Board, this Plan shall terminate at the close of business on February 13, 2006. No Purchase Awards shall be made under this Plan after termination. The Board may terminate the Plan or may amend the Plan in such respects as it shall deem advisable; provided, however, that, if necessary to satisfy the requirements of Section 16(b) of the Exchange Act, the New York Stock Exchange or applicable state law, the shareholders of the Company must approve any amendment that would (i) materially increase the benefits accruing to Participants under the Plan, (ii) materially increase the number of shares of Company Stock that may be issued under the Plan, or (iii) materially modify, the Plan's eligibility requirements. A termination or amendment of the Plan shall not, without the consent of the affected Participant, adversely impact a Participant's rights under a Purchase Award previously granted to him.


13.  NOTICE

     All notices and other communications required or permitted to be given under this Plan shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, postage prepaid, as follows: (i) if to the Company--at its principal business address to the attention of the Secretary; (ii) if to any Participant--at the last address of the Participant known to the sender at the time the notice or other communication is sent.


14.  GOVERNING LAW

     The terms of this Plan shall be governed by the laws of the Commonwealth of Virginia.

                                                                      APPENDIX B

                                CSX CORPORATION

                1987 LONG-TERM PERFORMANCE STOCK PLAN AMENDMENT


1. Section 2(q), which defines "Performance Objective," is amended by adding subsection 4 at the end. The amended Section 2(q) will read as follows:

    "(q) "Performance Objective": The term Performance Objective shall mean a performance objective established in writing by the Committee within ninety (90) days of the commencement of the Performance Period to which the Performance Objective relates and at a time when the outcome of such objective is substantially uncertain. Each Performance Objective shall be established in such a way that a third party having knowledge of the relevant facts could determine whether the objective is met. A Performance Objective may be based on one or more business criteria that apply to the individual Participant, a business unit or the Company as a whole, and shall state, in terms of an Objective Standard, the method of computing the amount payable to the Participant if the Performance Objective is attained. With respect to Incentives granted to Covered Employees, the material terms of the Performance Objective shall be disclosed to, and must be subsequently approved by, a vote of the shareholders of the Company, consistent with the requirements of Section 162(m) of the Code and the regulations thereunder. The Performance Objectives for any Performance Period shall be based on one or more of the following measures, as determined by the Committee in writing within ninety (90) days of the commencement of the Performance Period:

          1. The achievement by the Company or business unit of specific levels of Return on Invested Capital ("ROIC"). ROIC for the Company or business unit means its results of operations divided by its capital.

          2.  The generation by the Company or business unit of free cash flow.

          3. The creation by the Company or business unit of specific levels of Economic Value Added ("EVA"). EVA for the Company or business unit means its ROIC less its cost of capital multiplied by its capital.

         4. The creation by the Company of specific levels of Total Shareholder Return ("TSR"). TSR for the Company means total return to shareholders as measured by stock price appreciation plus dividends."

2. Section 10 is amended to permit Performance Unit Awards and Performance Share Awards to be awarded to executives in a Functional Group. The amended
    Section 10 will read as follows:

    "10.  Performance Unit Awards and Performance Share Awards.

    The Committee may grant Performance Unit Awards (PUAs) and Performance Share Awards (PSAs) under which payment shall be made in shares of the Company's common stock, in cash, or partly in shares and partly in cash, as the Committee in its sole discretion shall determine. PUAs and PSAs may be awarded to individual Participants or to a Functional Group. Awards to a Functional Group shall be subject to distribution by the Chief Executive Officer of the Company, or by his designees, to individuals within such group. At the time of the grant, the Committee shall establish in writing and communicate to Participants, and to members of a Functional Group who can be identified, Performance Objectives to be achieved during the Performance Period. Awards of PUAs and PSAs may be determined by the average level of attainment of Performance Objectives over multiple Performance Periods.

    Prior to the payment of PUAs and PSAs, the Committee shall determine the extent to which Performance Objectives have been attained during the Performance Period or Performance Periods in order to determine the level of payment to be made, if any, and shall record such results in the minutes of the meeting of the Committee. In no instance will payment be made if the Performance Objectives are not attained.

    Payment, if any, shall be made in a lump sum or in installments, in cash or shares of Company common stock, as determined by the Committee, commencing as promptly as feasible following the end of the Performance Period, except that (a) payments to be made in cash may be deferred subject to such terms and conditions as may be prescribed by the Company, and (b) payments to be made in Company common stock may be deferred pursuant to an election filed on forms prescribed and provided by and filed with the Company. A Participant may elect annually to defer to a date certain, or the occurrence of an event, as provided in the form, the receipt of all or any part of shares of Company common stock he may subsequently become entitled to receive. On forms provided by and filed with the Company, the Participant shall also specify whether, when the deferral period expires or the restrictions below lapse, payment will be in a lump sum or installments over a period not exceeding twenty (20) years. The Committee shall prescribe the time periods during which the election must be filed in order to be effective. Elections to defer, once effective, are irrevocable. Changes regarding the date of payment, the period over which payments are to be made and the method of payment are subject to substantial penalties. However, a One-Time Change of Distribution Election may be made to change the timing or the form of payment without penalty. Any such election which changes a distribution election specified "termination of employment" or "the earlier of termination or a specified age" shall be void in the event the Participant's employment terminates within twelve months following the date of the election.

    If a Participant has made an effective election to defer the payment of shares of common stock, the Company shall, within a reasonable period of time after the deferral election is made, transfer shares of common stock or other assets equal in value to the number of shares as to which payment is deferred to the Trust to secure the Company's obligation to pay shares of common stock to the Participant in the future. However, in any event, the Company shall make any previously deferred payment of shares to the Participant upon:

    a.  the death of the Participant;

    b.  the Disability of the Participant;

    c. the Participant's termination of employment with the Company or a subsidiary of the Company, subject to the Participant's deferral election; or

    d.  a Change in Control."


3. Sections 12 through 22 are renumbered as 13 through 23, and the following new Section 12 regarding the payment of Incentive Compensation Program Shares is added:

    "12. Incentive Compensation Program Shares

    A Participant who receives base compensation in excess of a dollar level to be determined by the Committee and who is eligible to receive an award under the Company's Incentive Compensation Program ("ICP") may elect, by filing the prescribed election form with the Company in accordance with rules established by the Committee, to receive all or part of his annual ICP award in shares of the Company's common stock, rather than cash; provided, however, the Participant must agree that his receipt of the stock will be deferred until his retirement or termination of employment, with a minimum deferral period of three (3) years. Elections to defer are irrevocable. A Participant who makes such election shall, at the time that the stock is deferred, receive an additional award of stock equal to a percentage, established by the Committee from time to time, of the amount that he elected to have deferred, but not to exceed 25% (the "Stock Premium"). The Participant's election to defer shall also apply to the Stock Premium.

    If a Participant made an effective election to defer the payment of shares of common stock and receive the Stock Premium, the Company shall, within a reasonable period of time after the deferral election is made, transfer shares of common stock or other assets equal in value to the number of shares as to which payment is deferred to the Trust to secure the Company's obligation to pay shares of common stock to the Participant in the future. However, in any event, the Company shall make any previously deferred payment of shares to the Participant upon:

    a. the death of the participant;

    b. the Disability of the Participant;

    c. the Participant's termination of employment with the Company or a subsidiary of the Company, subject to the Participant's deferral election and the three (3) year deferral requirement; or

    d. a Change in Control."

                                CSX CORPORATION
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.


 The Board of Directors of CSX Corporation recommends a vote FOR Items 1, 2, 3 and 4. Shares will be so voted unless you otherwise indicate.


                                                                             For All
1. Election of Directors                                      For  Withheld  Except                              For Against Abstain
   Nominees: E. E. Bailey; R. L. Burrus, Jr.;                  0      0        0
   B.C. Gottwald; J.R. Hall; R.D. Kunisch; H.L. McColl, Jr.;                 2. Appointment of Ernst & Young LLP   0     0      0
   J.W. McGlothlin; S.J. Morcott; C.E. Rice;                                   as independent certified public
   W.C. Richardson; F.S. Royal, M.D.; J.W. Snow                                accountants.
                                                                                                                 For Against Abstain
To withhold authority to vote for any individual nominee(s),                3. Approval of amended and restated
write the name(s) on the line below.                                           1991 Stock Purchase and Loan Plan.    0    0     0

________________________________________                                                                         For Against Abstain
Nominee Exception                                                           4. Approval of amendment to 1987
                                                                               Long-Term Performance Stock Plan.     0    0     0

                                                                                  Date: _____________________
                                                                                  Please Sign: ______________
                                                                                  Please Sign: ______________
                                                                                  NOTE: PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON
                                                                                  THIS CARD. JOINT OWNERS SHOULD EACH SIGN
                                                                                  PERSONALLY. CORPORATION PROXIES SHOULD BE SIGNED
                                                                                  BY AN AUTHORIZED OFFICER. EXECUTORS,
                                                                                  ADMINISTRATORS, TRUSTEES, ETC., SHOULD SO
                                                                                  INDICATE.

--------------------------------------------------------------------------------
                            DETACH PROXY CARD HERE


To Our Shareholders:

Whether or not you are able to attend the Annual Meeting of Shareholders, it is important that your shares be represented, no matter how many shares you own. Accordingly, please complete and sign the proxy printed above, tear at the perforation, and mail the above proxy in the enclosed postage paid envelope addressed to CSX Corporation, c/o Harris Trust and Savings Bank.

If you are planning to attend the Annual Meeting and Luncheon, please fill out and return the reservation form addressed to Office of Corporate Secretary at CSX Corporation. When folded and sealed as directed, no separate mailing envelope is required. Your ticket(s) to the Annual Meeting and Luncheon will be mailed directly to you within two weeks.

If you are planning to stay at The Greenbrier, you will need to make your reservations directly with The Greenbrier. Shareholder House Party information and rates are included on the brochure enclosed herein.

Please note that in order to reduce the number of duplicative mailings of proxy materials, CSX has consolidated on a single proxy or voting instruction card all of your holdings in CSX common stock registered in the identically
                                                           -----------
registered name and tax identification number, including ownership that may be
---------------------------------------------
attributed to you through various employee benefit plans.

      -                                                             -

                                                                    PROXY

                                    CSX CORPORATION

[CSX CORPORATION LOGO]

              THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                       FOR THE ANNUAL MEETING ON APRIL 25, 1996.

 The undersigned hereby appoints John W. Snow, Mark G. Aron, and Alan A. Rudnick, or any one of them, with the power of substitution in each, or the designated Trustee of any applicable employee benefit plan, proxies to vote all stock of the undersigned on the following proposals and, in their discretion, upon such other matters as may properly come before the Annual Meeting of Shareholders to be held at The Greenbrier, White Sulphur Springs, WV, on April 25, 1996, and at all adjournments thereof.


PLEASE SIGN AND DATE ON THE REVERSE AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE
                                 PAID ENVELOPE.

                 (Continued and to be signed on reverse side.)

      -                                                             -